This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-47469
                  SUBJECT TO COMPLETION, DATED JANUARY 5, 2001
      PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 16, 1998

                                  $200,000,000

                                     [LOGO]

                                 % Notes Due 2011

                                   ---------

    We are offering $200,000,000 of    % notes due 2011. The notes will mature
on       , 2011. We will pay interest on the notes on       and       of each
year. The first interest payment on the notes will be made on       , 2001. We
may redeem the notes, in whole or in part, at any time, at the make-whole redemption price described in this prospectus supplement. The notes are senior unsecured securities and rank equally with all of our other senior unsecured indebtedness.

                                                                         Underwriting
                                                          Price to       Discounts and     Proceeds to
                                                          Public(1)       Commissions      Company(1)
                                                       ---------------  ---------------  ---------------
Per Note.............................................
Total................................................

(1)  Plus accrued interest, if any, from January   , 2001.

    Delivery of the notes in book-entry form will be made on or about
    January   , 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                          Lead and Bookrunning Manager

                           Credit Suisse First Boston

UBS Warburg LLC
                     A.G. Edwards & Sons, Inc.
                                          First Union Securities, Inc.

        The date of this prospectus supplement is January       , 2001.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
        PROSPECTUS SUPPLEMENT           --------
FORWARD-LOOKING STATEMENTS............     S-3
PROSPECTUS SUPPLEMENT SUMMARY.........     S-4
THE COMPANY...........................     S-6
PROPERTIES............................    S-11
RECENT DEVELOPMENTS...................    S-14
USE OF PROCEEDS.......................    S-14
PRICE RANGE OF COMMON STOCK AND
  DISTRIBUTION HISTORY................    S-15
CAPITALIZATION........................    S-16
SELECTED CONSOLIDATED FINANCIAL AND
  OTHER INFORMATION...................    S-17
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................    S-19
MANAGEMENT............................    S-25
DESCRIPTION OF THE NOTES..............    S-26
SUPPLEMENTAL FEDERAL INCOME TAX
  CONSIDERATIONS......................    S-30
UNDERWRITING..........................    S-31
NOTICE TO CANADIAN RESIDENTS..........    S-32
EXPERTS...............................    S-33
LEGAL MATTERS.........................    S-33

                                          PAGE
              PROSPECTUS                --------
AVAILABLE INFORMATION.                         2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................       3
THE COMPANY...........................       4
RISK FACTORS..........................       4
RATIO OF EARNINGS TO FIXED CHARGES....      17
USE OF PROCEEDS.......................      17
DESCRIPTION OF DEBT SECURITIES........      17
DESCRIPTION OF PREFERRED SHARES.......      35
DESCRIPTION OF DEPOSITARY SHARES......      41
DESCRIPTION OF COMMON STOCK
  WARRANTS............................      44
DESCRIPTION OF COMMON SHARES..........      45
RESTRICTIONS ON TRANSFERS OF CAPITAL
  STOCK; REDEMPTION...................      47
FEDERAL INCOME TAX CONSIDERATIONS.....      48
PLAN OF DISTRIBUTION..................      58
LEGAL MATTERS.........................      59

                            ------------------------

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                           FORWARD-LOOKING STATEMENTS

    In addition to historical information, we have made forward-looking statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, including those pertaining to anticipated closings of transactions and uses of proceeds and our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events and there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative of these words and phrases or other variations of these words and phrases or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized.

    The factors that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements include those set forth in the risk factors incorporated by reference in the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 1999, as amended. You are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. We assume no obligation to update forward-looking statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS PROSPECTUS SUPPLEMENT SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. IN ADDITION, IMPORTANT INFORMATION IS INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE THEREIN. REFERENCES IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS TO THE "COMPANY" MEAN BRE PROPERTIES, INC. AND EXCLUDE ITS CONSOLIDATED SUBSIDIARIES UNLESS OTHERWISE EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES.

                              BRE PROPERTIES, INC.

    BRE Properties, Inc. is a self-administered equity real estate investment trust or "REIT" focused on the development, acquisition and management of multifamily apartment communities in 10 metropolitan markets of the Western United States. At September 30, 2000, our portfolio had real estate assets with a book value of approximately $1.5 billion which included 67 wholly or majority-owned apartment communities, aggregating 18,594 units; 20 multifamily communities in which we have a minority interest, comprised of 4,548 apartment units; and 15 apartment communities in various stages of construction and development totaling 3,567 units.

    We have been a publicly-traded company since our founding in 1970 and have paid uninterrupted quarterly dividends to our shareholders from inception. Our principal executive offices are located at 44 Montgomery Street, 36th floor, San Francisco, California, 94104; our telephone number is (415) 445-6530; and our Internet website is www.breproperties.com.

                                  THE OFFERING

SECURITIES OFFERED.....................  $200,000,000 aggregate principal amount of     % notes due
                                         2011.

MATURITY...............................  , 2011.

INTEREST PAYMENT DATES.................  Semi-annually on       and       commencing             ,
                                         2001.

RANKING................................  The notes will be senior unsecured obligations of the
                                         Company and will rank equally with all other existing and
                                         future unsecured and senior indebtedness of the Company.
                                         The notes are not obligations of any of our subsidiaries.
                                         The notes will be effectively subordinated to any
                                         mortgages and other secured indebtedness we incur and to
                                         all indebtedness and other liabilities of our
                                         subsidiaries.

RATINGS................................  The notes are expected to be rated "Baa2" by Moody's
                                         Investors Services, "BBB" by Standard & Poor's Ratings
                                         Services and "BBB+" by Fitch, Inc.

USE OF PROCEEDS........................  The net proceeds from the sale of the notes will be used to invest in additional multifamily apartment communities.
                                         Pending that use, the proceeds will be used primarily to
                                         repay borrowings under our credit facility. Borrowings
                                         under our current credit facility totaled $361,000,000 at
                                         January 4, 2001.

OPTIONAL REDEMPTION....................  The notes are redeemable at any time at the option of the
                                         Company, in whole or in part, at a redemption price equal
                                         to the sum of (i) the principal amount of the notes (or
                                         portion thereof) being redeemed plus accrued interest
                                         thereon to the redemption date and (ii) the make-whole
                                         amount, if any, with respect to the notes (or portion
                                         thereof).

CERTAIN COVENANTS......................  The notes contain various covenants including covenants that:

                                         - We will not pledge or otherwise subject to any lien, any property or assets of the Company or its subsidiaries
                                           unless the notes are secured by such pledge or lien
                                           equally and ratably with all other obligations secured
                                           thereby so long as such obligations shall be so secured;
                                           provided, however, that such covenant will not apply to
                                           liens securing obligations which do not in the aggregate
                                           at any one time outstanding exceed 40% of the sum of (i)
                                           Total Assets (as defined in the accompanying prospectus)
                                           of the Company and its subsidiaries and (ii) the
                                           aggregate purchase price of any real estate assets or
                                           mortgage receivables acquired, and the aggregate amount
                                           of any offering proceeds received by the Company or any
                                           of its subsidiaries.

                                         - We will not create, assume, incur, or otherwise become
                                         liable in respect of, any Debt (as defined in the
                                           accompanying prospectus) unless the aggregate
                                           outstanding principal amount of all outstanding Debt of
                                           the Company and its subsidiaries will not, at the time
                                           of such creation, assumption or incurrence and after
                                           giving effect thereto and to any concurrent
                                           transactions, exceed the greater of 60% of the sum of
                                           (i) Total Assets of the Company and its subsidiaries and
                                           (ii) the aggregate purchase price of any real estate
                                           assets or mortgage receivables acquired, and the
                                           aggregate amount of any offering proceeds received by
                                           the Company or any of its subsidiaries.

                                         - We will maintain, on a consolidated basis, as of the
                                         last day of each fiscal quarter, interest coverage of not
                                           less than 150%.

                                         - We will maintain, on a consolidated basis, Total
                                         Unencumbered Assets (as defined in the accompanying
                                           prospectus) of not less than 150% of the aggregate
                                           principal amount of all outstanding Unsecured Debt (as
                                           defined in the accompanying prospectus).

SINKING FUND...........................  The notes are not entitled to any sinking fund payments.

                                  THE COMPANY

    We are a self-administered equity real estate investment trust or "REIT" focused on the development, acquisition and management of multifamily apartment communities in 10 metropolitan markets of the Western United States. At September 30, 2000, our portfolio had real estate assets with a book value of approximately $1.5 billion which included 67 wholly or majority-owned apartment communities, aggregating 18,594 units; 20 multifamily communities in which we have a minority interest, comprised of 4,548 apartment units; and 15 apartment communities in various stages of construction and development totaling 3,567 units. We have been a publicly-traded company since our founding in 1970 and have paid uninterrupted quarterly dividends to our shareholders from inception.

    Our principal operating objective is to maximize the economic returns of our apartment communities so as to provide our shareholders with the greatest possible total return and value. To achieve this objective, we pursue the following primary strategies and goals:

    - ACCELERATE GROWTH FROM THE OPERATION OF EXISTING ASSETS, by achieving and maintaining high occupancy levels, dynamic pricing, and operating margin expansion through operating efficiencies and cost controls;

    - DEPLOY NEW AND RECYCLED CAPITAL TO SUPPLY-CONSTRAINED MARKETS OF THE WEST through a selective development and acquisition program that is supported by a research-driven investment model;

    - CREATE A VALUABLE CUSTOMER EXPERIENCE that focuses on services that generate increased profitability from resident retention and referrals; and

    - SEEK TO MAINTAIN BALANCE SHEET STRENGTH AND FINANCIAL FLEXIBILITY to provide continued access to attractively priced capital for intelligent growth opportunities.

    We believe we can best achieve our objectives by developing and acquiring apartment communities in high-demand, supply-constrained locations near the business, transportation, employment and recreation centers essential to customers who value the convenience, service and flexibility of rental living. We have concentrated our investment and business focus in the Western United States because certain characteristics of these markets, including population growth, employment growth and propensity to rent, are expected to outpace these characteristics for the nation as a whole.

                 Projected Percentage Change from 2000 to 2005

                                                              WEST(1)      U.S.
                                                              --------   --------
Population Growth...........................................    8  %       4  %
Employment Growth...........................................   11  %       6  %
Propensity to Rent..........................................   41  %      36  %

------------------------

Sources: Computed from population and employment growth data provided by Economy.com, formerly Regional Financial Associates; propensity to rent data is provided by Claritas, Inc.

(1) "West" is defined by the U.S. Census Bureau as the combined states of Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New
    Mexico, Oregon, Utah, Washington and Wyoming.

    We pursue a property investment strategy that benefits from California's economic base as the world's sixth largest economic power. As of September 30, 2000, net operating income generated by our wholly-owned portfolio was allocated 66% to California, 13% to Arizona, 11% to Washington, 6% to Utah, and 2% each to Oregon and Colorado.

    The following table depicts our net operating income, or NOI, and occupancy by each indicated metropolitan market for the quarter ended September 30, 2000, and our "same-store" revenue growth by each market for the years ended
December 31, 1998 and 1999 and the nine months ended September 30, 2000:

                                                                                        SAME-STORE REVENUE
                                                          AT SEPTEMBER 30, 2000              GROWTH(1)
                                                          ---------------------   -------------------------------
METROPOLITAN MARKET                                       % OF NOI    OCCUPANCY     1998       1999        2000
-------------------                                       ---------   ---------   --------   ---------   --------
San Francisco Bay Area..................................      30%         98%        11%            5%      11%
Los Angeles/Orange County...............................      13%         98%         7%            8%       6%
San Diego...............................................      14%         97%         9%            7%       7%
Sacramento..............................................       9%         98%         5%            4%       5%
Seattle.................................................      11%         98%         9%            2%       3%
Portland................................................       2%         99%         2%           -7%       8%
Denver..................................................       2%        100%        --            --        3%
Phoenix.................................................      12%         95%         5%            1%       2%
Tucson..................................................       1%         93%         3%            5%       2%
Salt Lake City..........................................       6%         97%        --            --        2%
                                                             ---         ---         --      ---------      --
Total/Portfolio weighted average........................     100%         97%         7%            4%       6%
                                                             ===         ===         ==      =========      ==

------------------------

(1) We define "same-store" properties as stabilized apartment communities owned by us for at least five full quarters. Same-store revenue growth reflects data for markets where we had property investments as of September 30, 2000.

                         BUSINESS AND GROWTH STRATEGIES

INVESTMENT STRATEGY

    Our research-driven investment focus seeks to identify markets in the Western United States that combine strong demographic and economic trends with significant constraints to the development of new product, including limited availability of land, difficulty of entitlement and environmental regulations. Using the allocations derived from our proprietary model portfolio analysis, our local market development and acquisition teams target development sites and acquisition opportunities using strict underwriting and risk-management criteria.

    In determining the suitability of markets for investment, we combine our analysis of the restrictions on the supply of housing with quantitative and qualitative factors. The quantitative factors we evaluate include, among others, employment, wage and population growth, net migration and housing affordability. The qualitative factors we assess are customer-focused attributes including cost of living, employment opportunities, educational opportunities, transportation amenities, community safety, health care amenities, recreational and cultural amenities and climate.

    We believe that property dispositions play a critical role in our overall strategy. From time to time and based on extensive research, we select properties for sale that we believe have reached maximum cash flow potential. Since January 1, 1998, we have sold 23 apartment communities totaling 4,838 units, deriving gross sales proceeds of $287,200,000. Certain properties that we have sold comprised a portion of the portfolios we acquired in transactions with REIT of California and Trammell Crow Residential West. Sales proceeds are typically reinvested in new acquisitions and developments that we believe have greater long-term cash flow growth prospects.

INTERNAL PROPERTY MANAGEMENT

    All of our apartment communities are managed internally. We use a divisional and regional management structure with eight local offices to serve our target markets. By hiring experienced divisional and regional managers at the local level, we believe we can more readily respond to changes in local market conditions and better serve local resident populations. We support our local market personnel with central management information systems that track leasing, rent collection, expense activity, turnover and customer satisfaction data at each of our communities. The regional managers develop and implement an annual business plan for each asset that:

    - Focuses on the growth of rental income and other revenues with the objective of keeping rental rates at or above those of competitive properties;

    - Focuses on maintaining high physical and economic occupancy by integrating local market knowledge and surveys with market research prepared by our research department;

    - Provides customer-defined amenities and services designed to enhance revenues from various customer segments; and

    - Controls expenses and allocates resources to increase the operating margins of each asset.

    Each community business plan may include selected renovations and improvements to acquisition properties or to existing properties to enhance their income potential.

    In addition, we focus on customer satisfaction. Our goal is to find resident solutions for our customers that deepen and extend our relationship, while creating additional value. For example, we strive to retain residents by providing high levels of service to minimize the cost of preparing an apartment for a new resident and to reduce marketing and other related expenses.

    We intend to continue using technology in innovative ways to enhance customer service and maximize productivity. For example, we are implementing a suite of Internet-based applications and services that allow residents to pay rent online, place and track maintenance requests and communicate with management. At December 31, 2000, approximately 40 of our apartment communities were connected to our Internet-based applications or prepared for our services. We expect the balance of our apartment communities to have access to these applications by the end of 2001.

    We believe the innovative use of technology and information systems is an important element in managing our operations and future growth. We believe the timely and accurate collection of operational, financial and resident data will enable us to maximize revenue through leasing decisions and financial management. To assist in the development of greater resident services and benefits, we use a community and regional level customer satisfaction survey and database. These tools assess the rental experience and provide us with the data to prioritize factors customers consider valuable and essential, influencing their decision to renew leases and refer new customers.

EXTERNAL GROWTH

    We believe we are well positioned to generate growth through the development and acquisition of apartment communities in our target markets. Our research-driven investment focus enhances our ability to alter our mix of acquisition, development and rehabilitation activities within our target market, optimizing the economic performance of the portfolio.

ACQUISITION ACTIVITIES

    We believe that due to our asset size, property management strengths and reputation, we are well positioned to acquire individual properties and portfolios of assets. Since December 31, 1995, we have acquired $1.29 billion in real estate, representing 63 apartment communities, with 15,512 units, including:

    - $626,600,000 of individual property acquisitions, comprising 24 apartment communities with 7,145 units;

    - $386,000,000 acquisition of assets from Trammell Crow Residential West, comprising 17 stabilized apartment communities with 4,786 units and eight apartment communities, compromising 2,445 units then under development, which have been completed and stabilized; and

    - $274,400,000 acquisition of REIT of California, comprising 22 apartment communities of 3,581 units (and $108,000,000 of non-residential properties which were subsequently sold, with the sales proceeds used to acquire individual apartment properties).

DEVELOPMENT ACTIVITIES

    We carefully select land for development and follow established procedures that we believe minimize both the cost and the risks of development. We identify development opportunities through local market presence and access local market information through our regional development offices. We maintain regional development teams in or near the following cities:

- San Francisco, California     - Sacramento, California

- Newport Beach, California     - Seattle, Washington

- San Diego, California         - Denver, Colorado

    After selecting a target site, we negotiate for the right to acquire the site either through an option or a long-term conditional purchase contract. After we acquire land, we generally shift our focus to pre-development activities and construction. Typically, we act as our own general contractor. We believe this enables us to achieve higher quality, and greater control over schedules and costs. Our development and property management teams monitor construction progress to ensure high quality workmanship and a smooth and timely transition to the leasing and operational phase.

REHABILITATION ACTIVITIES

    We select existing under-managed apartment communities in fully-developed neighborhoods and create value by substantially refurbishing these communities. When we undertake the rehabilitation of a community, our goal is to reposition the community so that our total investment is below replacement cost and the community is the highest quality apartment community or best rental value for an apartment community in its local area. We have established procedures to minimize both the cost and risks of rehabilitation. Our rehabilitation team includes development, construction and asset management personnel to collaborate on the market-appropriate project plan and to assure quality workmanship and a smooth and timely transition to lease-up and restabilization at completion.

                             DEVELOPMENT PROPERTIES

    The following table provides data on our 15 multifamily properties that are currently under various stages of development and construction. Completion of the development properties is subject to a number of risks and uncertainties, including construction delays and cost overruns. No assurance can be given that these properties will be completed or, that they will be completed by the estimated dates, or for the estimated amount, or will contain the number of proposed units shown in the table below.

                                                                       AS OF SEPTEMBER 30, 2000
                                             -----------------------------------------------------------------------------
                                                          BUDGETED                       BALANCE TO
                                              NO. OF        COST        COST INCURRED     COMPLETE          ESTIMATED
COMMUNITIES                                   UNITS     (IN MILLIONS)   (IN MILLIONS)   (IN MILLIONS)    COMPLETION BY(1)
-----------                                  --------   -------------   -------------   -------------   ------------------
DIRECTLY OWNED DEVELOPMENT
Pinnacle at Bellcentre
  BELLEVUE, WA.............................     248         $ 39.6         $ 37.3           $  2.3          March 31, 2001
Pinnacle Carmel Creek
  SAN DIEGO, CA............................     348           49.4           46.3              3.1       December 31, 2000(6)
Pinnacle Overlook II
  FOLSOM, CA...............................     112           10.4            8.0              2.4       December 31, 2000(6)
                                              -----         ------         ------           ------
      Subtotal.............................     708         $ 99.4         $ 91.6(4)        $  7.8
                                              -----         ------         ------           ------
JOINT VENTURE DEVELOPMENT(2)
Pinnacle Sonata
  BOTHELL, WA..............................     268         $ 47.7         $ 46.3           $  1.4       December 31, 2000(6)
Pinnacle Queen Creek
  CHANDLER, AZ.............................     252           18.7           13.9              4.8          March 31, 2001
Pinnacle Stone Creek
  PARADISE VALLEY, AZ......................     226           23.0           13.5              9.5      September 30, 2001
Pinnacle at MacArthur Place
  SANTA ANA, CA............................     253           55.3           26.5             28.8       December 31, 2001
Pinnacle Galleria
  ROSEVILLE, CA............................     236           23.5            8.4             15.1       December 31, 2001
                                              -----         ------         ------           ------
      Subtotal.............................   1,235         $168.2         $108.6(5)        $ 59.6
                                              -----         ------         ------           ------
LAND UNDER DEVELOPMENT(3)
Pinnacle at the Bluffs
  RENTON, WA...............................     180         $ 26.1         $  9.6           $ 16.5       December 31, 2001
Pinnacle at the Creek
  AURORA, CO...............................     216           18.7            3.1             15.6          March 31, 2002
Pinnacle at Otay Ranch I
  CHULA VISTA, CA..........................     204           26.6            5.4             21.2          March 31, 2002
Pinnacle at Otay Ranch II
  CHULA VISTA, CA..........................     160           21.6            7.2             14.4           June 30, 2002
Pinnacle at Denver Tech Center
  GREENWOOD VILLAGE, CO....................     420           42.1            8.5             33.6       December 31, 2002
Pinnacle at Fullerton
  FULLERTON, CA............................     192           36.3            7.8             28.5       December 31, 2002
Pinnacle at Talega
  NEWPORT BEACH, CA........................     252           41.4           13.0             28.4       December 31, 2002
                                              -----         ------         ------           ------
      Subtotal.............................   1,624         $212.8         $ 54.6           $158.2
                                              -----         ------         ------           ------
Total......................................   3,567         $480.4         $254.8           $225.6
                                              =====         ======         ======           ======

------------------------------

(1) "Completion" is defined as our estimate of when an entire project will have a certificate of occupancy issued and be ready for occupancy. Completion dates have been updated to reflect our current estimates of receipt of final certificates of occupancy, which are dependent on several factors including construction delays and the inability to obtain necessary public approvals.

(2) With respect to our aggregated joint ventures, we currently expect to maintain approximately 35% - 40% leverage and contribute approximately 30%
    of the remaining equity.

(3) Land under development represents projects in various stages of pre-development, development and initial construction for which construction or supply contracts have not yet been finalized. As these contracts are finalized, projects are moved to Directly Owned Development.

(4) Reflects all recorded and allocated costs incurred at September 30, 2000, consisting of $48 million recorded on our balance sheet as "direct investments--construction in progress" and $43.6 million of costs for completed buildings located on the listed properties reflected on our balance sheet as "direct investments--investments in rental properties."

(5) Consists of $50.3 million recorded on our balance sheet as "equity interest in and advances to real estate joint ventures--construction in progress,"
    net of $58.3 million in construction loan balances.

(6)  Project has been completed.

                                   PROPERTIES

    The following table provides certain information regarding the multifamily communities that comprise our operating real estate investments as of September 30, 2000. Except as noted below, occupancy information is as of December 31, 2000.

                                                           RENTABLE SQ.   NET BOOK VALUE   YEAR BUILT/
PROPERTY NAME                       CITY         UNITS         FT.        (IN THOUSANDS)      REHAB      OCCUPANCY(1)
-------------                  --------------   --------   ------------   --------------   -----------   ------------
CALIFORNIA

SAN FRANCISCO BAY AREA
Verandas.....................  Union City           282        199,152      $   16,967        1989             96%
Sharon Green.................  Menlo Park           296        321,944          10,715      1970/99            96
Foster's Landing.............  Foster City          490        414,918          64,044      1987/97            97
Promontory Point.............  San Ramon            400        337,064          43,965        1992             93
Red Hawk Ranch...............  Fremont              453        404,034          59,158        1995             96
Lakeshore Landing............  San Mateo            308        223,772          44,823      1988/98            97
Pinnacle City Centre.........  Hayward              192        174,672          27,896        2000             93
Deer Valley..................  San Rafael           171        167,492          30,355        1996             99
Blue Rock Village I & II.....  Vallejo              560        447,872          35,419     1986-88/98          98
                                                 ------     ----------      ----------                        ---
TOTAL SAN FRANCISCO BAY
  AREA.......................                     3,152      2,690,920      $  333,342                         96%

SAN DIEGO
Canyon Villas................  Chula Vista          183        179,043      $   15,988        1981             98%
Lakeview Village.............  Spring Valley        300        246,932          20,513        1985             96
Countryside Village..........  El Cajon              96         70,980           5,117        1989             99
Montanosa....................  San Diego            472        352,248          31,131        1990             95
Cimmaron.....................  San Diego            184        146,472           9,904        1986             98
Hacienda.....................  San Diego            192        148,624          10,363        1986             98
Westpark.....................  San Diego             96         71,760           5,153        1986             98
Terra Nova Villas............  Chula Vista          232        185,440          14,999        1985             96
Winchester...................  San Diego            144        112,744           7,531        1987             98
Cambridge Park...............  San Diego            320        320,200          38,205        1998             97
Reflections Apartments.......  San Diego            356        283,426          34,940        1989             98
                                                 ------     ----------      ----------                        ---
TOTAL SAN DIEGO..............                     2,575      2,117,869      $  193,844                         97%

LOS ANGELES/ORANGE COUNTY
Windrush Village.............  Colton               366        308,000      $   19,079        1985             96%
The Summit...................  Chino Hills          125         98,420           9,439        1989             95
Candlewood North.............  Northridge           189        165,890          10,717      1964/95            98
Village Green................  La Habra             272        175,508           3,635        1971             95
Sycamore Valley..............  Fountain Vly         440        413,616          24,807      1969/96            96
Parkside Village.............  Riverside            304        266,816          17,302        1987             95
Parkside Court...............  Santa Ana            210        169,050          10,929        1986             98
Parkside Terrace.............  Santa Ana            240        194,040          15,485        1987             97
The Arbors at Warner
  Center.....................  Woodland Hills       250        181,743          24,395      1978/98            97
Villa Siena..................  Costa Mesa           272        262,842          28,771      1974/00            94
                                                 ------     ----------      ----------                        ---
TOTAL LOS ANGELES/ORANGE
  COUNTY.....................                     2,668      2,235,925      $  164,559                         96%

                                                           RENTABLE SQ.   NET BOOK VALUE   YEAR BUILT/
PROPERTY NAME                       CITY         UNITS         FT.        (IN THOUSANDS)      REHAB      OCCUPANCY(1)
-------------                  --------------   --------   ------------   --------------   -----------   ------------
SACRAMENTO
Hazel Ranch..................  Fair Oaks            208        156,464      $   12,667        1985             99%
Rocklin Gold.................  Rocklin              121        117,238           7,941        1990             94
Shaliko......................  Rocklin              151        153,974          10,772        1990             98
Quail Chase..................  Folsom                90         83,100           6,704        1990             98
Canterbury Downs.............  Roseville            173        155,000          11,646        1993             98
Selby Ranch..................  Sacramento           400        396,442          24,576     1971/74/99          96
Overlook at Blue Ravine I....  Folsom               400        386,256          30,817        1991             97
Arbor Point..................  Sacramento           240        199,968          10,853      1988/98            99
                                                 ------     ----------      ----------                        ---
TOTAL SACRAMENTO.............                     1,783      1,648,442      $  115,976                         97%

ARIZONA
PHOENIX
Scottsdale Cove..............  Scottsdale           316        303,013      $   18,260        1992             96%
Arcadia Cove.................  Phoenix              432        366,780          25,117        1996             95
Newport Landing..............  Glendale             480        383,160          23,250      1987/96            94
Pinnacle at South Mtn. I &
  II.........................  Phoenix              552        564,432          55,574        1996             96
Pinnacle at Union Hills......  Phoenix              264        265,648          23,225        1997             99
Pinnacle Towne Center........  Phoenix              350        357,590          34,233        1998             92
Pinnacle Terrace.............  Chandler             300        277,368          23,398        1998             97
                                                 ------     ----------      ----------                        ---
TOTAL PHOENIX................                     2,694      2,517,991      $  203,057                         95%

TUCSON
Hacienda del Rio(2)..........  Tucson               248        152,504      $    9,591        1983             96%
Colonia del Rio(2)...........  Tucson               176        177,760           8,999        1985             94
Fountain Plaza(2)............  Tucson               197        107,294           4,774        1975             95
                                                 ------     ----------      ----------                        ---
TOTAL TUCSON.................                       621        437,558      $   23,364                         95%

WASHINGTON
SEATTLE
Parkwood.....................  Mill Creek           240        256,256      $   20,056        1989             96%
Shadowbrook..................  Redmond              416        334,990          22,865        1986             97
Citywalk.....................  Seattle              102         90,672           5,552        1988            100
Thrasher's Mill..............  Bothell              214        165,386          10,600      1988/96            99
Ballinger Commons............  Seattle              485        407,253          30,024        1989             98
Park At Dash Point...........  Federal Way          280        264,552          15,795        1989             95
Montebello...................  Kirkland             248        271,026          34,089        1998             99
Park Highland................  Bellevue             250        226,670          28,181        1993             95
Brentwood Townhomes..........  Kent                  81        111,429           7,121        1991             98
                                                 ------     ----------      ----------                        ---
TOTAL SEATTLE................                     2,316      2,128,234      $  174,283                         97%

OREGON
PORTLAND
Brookdale Glen...............  Portland             354        271,040      $   14,934        1985             96%
Berkshire Court..............  Wilsonville          266        231,968          17,396        1996             96
Carriage House...............  Vancouver            160        162,520           9,455        1991             97
                                                 ------     ----------      ----------                        ---
TOTAL PORTLAND...............                       780        665,528      $   41,785                         96%

                                                           RENTABLE SQ.   NET BOOK VALUE   YEAR BUILT/
PROPERTY NAME                       CITY         UNITS         FT.        (IN THOUSANDS)      REHAB      OCCUPANCY(1)
-------------                  --------------   --------   ------------   --------------   -----------   ------------
UTAH
SALT LAKE CITY
Pinnacle at Fort Union.......  Salt Lake City       160        161,536      $   15,143        1997             97%
Pinnacle Reserve.............  Draper               492        490,440          44,477        1997             97
Pinnacle Lakeside............  Salt Lake City       253        249,000          17,250        1985             95
Pinnacle Canyon View.........  Orem                 288        275,168          25,834        1998             96
Pinnacle Mountain View.......  Clearfield           324        287,712          26,138        1998             96
                                                 ------     ----------      ----------                        ---
TOTAL SALT LAKE CITY.........                     1,517      1,463,856      $  128,842                         96%

COLORADO
DENVER
Landing at Bear Creek........  Lakewood             224        206,528      $   18,603        1996             98%
Pinnacle at Hunters Glen.....  Thornton             264        220,200          23,235        1998             98
                                                 ------     ----------      ----------                        ---
TOTAL DENVER.................                       488        426,728      $   41,838                         98%

TOTAL ALL PROPERTIES.........                    18,594     16,333,051      $1,420,890                         96%

------------------------

(1) Occupancy is calculated by dividing the total occupied units by the total units in stabilized communities in the portfolio at the end of the period.
    Total occupancy percentages reflect the weighted average occupancy.

(2) As of September 30, 2000, we had a commitment to sell these properties pursuant to an agreement with G&I III Residential One, LLC. Although there can be no assurance, we anticipate that these three properties will be sold and contributed to a joint venture in which we will have a minority interest during the first quarter of 2001. This closing is subject to closing conditions and loan assumptions. Occupancy information for these properties is as of November 30, 2000.

                              RECENT DEVELOPMENTS

    Subsequent to September 30, 2000, we acquired three multifamily apartment communities: (i) Sun Pointe Village, a 336-unit multifamily apartment community in Fremont, California, for approximately $64 million; (ii) Pinnacle Mountain Gate, a newly-developed 496-unit multifamily apartment community located in Littleton, Colorado, for approximately $42 million; and (iii) Pinnacle at Cortesia, a 308-unit multifamily apartment community located in Rancho Santa Margherita, California, for approximately $38 million.

    On December 15, 2000, we confirmed our previously disclosed capital commitments to VelocityHSI, Inc., a provider of high-speed Internet service to the apartment industry. Our confirmation of the capital commitment followed the announcement on December 15, 2000 by VelocityHSI of a modification of its business plan in light of adverse changes in the capital markets for Internet and telecommunication-related businesses and its failure to obtain anticipated financing. VelocityHSI was formed as a division of BRE in April 2000 and spun off as a separately traded public company in August 2000. We retained an ownership interest of approximately 9.9% in VelocityHSI, that is recorded on our financial statements under the equity method of accounting. Until VelocityHSI has secured an outside source of funding, we will record 100% of VelocityHSI's losses under our Internet business segment.

    As of the date of this prospectus supplement, we have advanced approximately $5.2 million pursuant to our agreement to provide VelocityHSI with up to $10 million in funding for general corporate expenses and the costs of installing equipment at properties not owned by us. In addition, we have advanced approximately $1.1 million to finance the installation of equipment in properties owned by us. Installation of equipment at our apartment communities has been suspended pending VelocityHSI's development of a new operating and capital plan.

    On December 19, 2000, we entered into a $450 million unsecured credit facility (the "Credit Facility"), which we anticipate using to repay outstanding borrowings under our current credit facility on January 16, 2001. The Credit Facility matures on December 19, 2003. Borrowings under the Credit Facility bear interest at the lender's prime rate or LIBOR plus 0.70%.

                                USE OF PROCEEDS

    The net proceeds from the sale of the notes are estimated to be
$            . The proceeds will be used to invest in additional multifamily apartment communities. Pending such use, the proceeds will be used primarily to repay a portion of the borrowings under our current credit facility. At
January 4, 2001, outstanding borrowings under our current credit facility totaled $361,000,000, bear interest at the lender's prime rate or LIBOR plus 0.70%, and were incurred for the purposes of financing development and acquisition activities and for working capital.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

    Shares of our Common Stock, $0.01 par value per share, are traded on the New York Stock Exchange (the "NYSE") under the symbol "BRE." As of December 31, 2000, there were 6,241 holders of record of our shares. The following table sets forth, for the periods shown, the high and low sale prices for our shares as reported on NYSE composite tape and the distributions paid by us. On January 4, 2001, the last reported sale price of our shares as reported by the NYSE was $31.88 per share.

                                                  PRICE OF SHARES
                                                -------------------   DISTRIBUTIONS
                                                  HIGH       LOW        PER SHARE
                                                --------   --------   -------------
1998
  First Quarter...............................  $27.992    $25.608       $0.360
  Second Quarter..............................   28.053     24.085        0.360
  Third Quarter...............................   27.992     21.025        0.360
  Fourth Quarter..............................   24.692     21.819        0.360

1999
  First Quarter...............................  $24.753    $21.514       $0.390
  Second Quarter..............................   25.792     21.636        0.390
  Third Quarter...............................   25.608     22.491        0.390
  Fourth Quarter..............................   23.836     20.047        0.390

2000
  First Quarter...............................  $26.831    $21.269       $0.425
  Second Quarter..............................   29.826     24.692        0.425
  Third Quarter...............................   33.000     28.114        0.425
  Fourth Quarter..............................   33.625     29.750        0.425*

2001
  First Quarter (through January 4, 2001).....  $32.188    $30.625

------------------------

* This quarterly dividend represents the 121st consecutive quarterly dividend paid by us.

                                 CAPITALIZATION

    The following table sets forth our unaudited consolidated capitalization as of September 30, 2000, and as adjusted to give effect to the sale of the notes and the application of the estimated net proceeds as described under "Use of Proceeds" to repay borrowings under our credit facility until the proceeds are invested in additional multifamily apartment communities. The table should be read in conjunction with the consolidated financial statements and notes thereto incorporated into the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and
September 30, 2000.

                                                              AS OF SEPTEMBER 30, 2000
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Indebtedness:
Unsecured lines of credit(1)................................  $  208,500     $
Unsecured senior notes due 2007.............................      50,000       50,000
Unsecured senior notes due 2013.............................     130,000      130,000
Unsecured senior notes due 2004 and 2005....................      63,000       63,000
Notes offered hereby........................................          --      200,000
Mortgage loans payable......................................     214,987      214,987
                                                              ----------     --------
Total Indebtedness(2).......................................  $  666,487

Minority interest...........................................      70,608       70,608

Shareholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares
  authorized, 2,150,000 shares of Series A preferred stock
  issued and outstanding with a liquidation preference of
  $25.00 per share..........................................      53,750       53,750
Common stock, $0.01 par value, 100,000,000 shares
  authorized, 45,681,540 shares issued and outstanding......         457          457
Additional paid-in capital..................................     694,081      694,081
Accumulated net income in excess of cumulative dividends....      56,946       56,946
Stock purchase loans to executives..........................      (2,903)      (2,903)
                                                              ----------     --------
Total shareholders' equity..................................     802,331      802,331
                                                              ----------     --------
Total capitalization........................................  $1,539,426     $
                                                              ==========     ========

(1) As of September 30, 2000, we had an unsecured credit facility expiring August 2001 in the amount of $400,000,000 bearing interest at the lender's prime rate or LIBOR plus 0.70%. At September 30, 2000, the outstanding borrowings totaled $208,500,000, providing additional funding availability of $191,500,000. On December 19, 2000, we entered into the Credit Facility to replace our existing credit facility. See "Recent Developments."

    In addition, at September 30, 2000, we had an unsecured credit facility expiring December 2000, in the amount of $100,000,000, bearing interest at the lender's prime rate or LIBOR plus 0.95%. At September 30, 2000, there were no outstanding borrowings under this credit facility. Subsequent to September 30, 2000, this credit facility expired and was not replaced.

(2)  Includes current maturities totaling $12,857,000 which are due in 2001.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

    The following selected consolidated financial and other information for the five years ended December 31, 1999 are derived from the audited consolidated financial statements of BRE Properties, Inc. and should be read in conjunction with its consolidated financial statements, related notes and other financial information incorporated by reference in the accompanying prospectus. The data for the nine months ended September 30, 2000 and 1999 does not purport to be indicative of future results.

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                               YEAR ENDED DECEMBER 31,
                                 -------------------------   --------------------------------------------------------------------
                                    2000          1999           1999          1998          1997          1996          1995
                                 -----------   -----------   ------------   -----------   -----------   -----------   -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER INFORMATION)
OPERATING DATA
Revenues.......................  $   191,652   $   173,588   $    234,253   $   203,245   $   137,761   $   101,651   $    65,387
Real estate expenses...........       55,155        52,986         70,469        64,624        44,571        31,030        21,540
                                 -----------   -----------   ------------   -----------   -----------   -----------   -----------
Net operating income...........      136,497       120,602        163,784       138,621        93,190        70,621        43,847
Expenses
  Interest expense.............       34,882        30,535         41,695        35,598        21,606        16,325         7,973
  Provision for depreciation...       28,541        26,287         35,524        27,763        17,938        13,283         7,864
  General and administrative
    and other expenses(1)......        9,075         6,373          7,956         8,533         4,301         3,999         6,221
  Net loss (gain) on sales of
    investments................       32,711           (54)           (54)        1,859       (27,824)      (52,825)         (221)
                                 -----------   -----------   ------------   -----------   -----------   -----------   -----------
Total expenses.................      105,209        63,141         85,121        73,753        16,021       (19,218)       21,837
Preferred stock dividends and
  minority interest............        7,428         7,144          9,629         4,224           972            --            --
                                 -----------   -----------   ------------   -----------   -----------   -----------   -----------
Net income available to common
  shareholders.................  $    23,860   $    50,317   $     69,034   $    60,644   $    76,197   $    89,839   $    22,010
                                 ===========   ===========   ============   ===========   ===========   ===========   ===========
PER SHARE
Net income available to common
  shareholders(2):
  Basic........................  $      0.53   $      1.13   $       1.55   $      1.41   $      2.13   $      2.94   $      1.01
  Diluted......................  $      0.53   $      1.13   $       1.55   $      1.41   $      2.11   $      2.92   $      1.00
Cash distributions per common
  share........................  $      1.28   $      1.17   $       1.56   $      1.44   $      1.38   $      1.33   $      1.26

BALANCE SHEET DATA
Investments in real estate,
  net..........................  $ 1,509,499   $ 1,620,605   $  1,670,335   $ 1,601,781   $ 1,294,422   $   764,078   $   322,080
Total assets...................  $ 1,563,436   $ 1,649,554   $  1,709,453   $ 1,630,916   $ 1,341,898   $   783,714   $   354,895
Total indebtedness.............  $   666,487   $   719,399   $    779,403   $   752,146   $   541,367   $   311,985   $   112,290
Total liabilities..............  $   690,497   $   736,761   $    796,615   $   778,479   $   558,337   $   319,600   $   115,647
Total shareholders' equity.....  $   802,331   $   823,929   $    825,198   $   765,005   $   707,495   $   464,114   $   239,248

OTHER INFORMATION
Average number of common shares
  outstanding(2):
  Basic........................   44,990,000    44,500,000     44,540,000    42,940,000    35,750,000    30,520,000    21,905,000
  Diluted......................   48,160,000    47,740,000     44,760,000    46,110,000    36,610,000    30,790,000    21,940,000
Funds from operations(3).......  $91,819,000   $80,208,000   $110,601,000   $96,792,000   $67,283,000   $50,297,000   $31,653,000
Ratio of total indebtedness to
  total assets.................         42.6%         43.6%          45.6%         46.1%         40.3%         39.8%         31.6%
Interest coverage(4)...........          3.7x          3.8x           3.8x          3.7x          4.1x          4.1x          5.0x
Consolidated ratio of earnings
  to fixed charges(5)..........          3.4x          3.4x           3.4x          3.5x          3.7x          3.7x          4.4x
Total wholly or majority-owned
  apartment communities........           67            85             86            85            74            51            22
Total completed apartment
  units........................       18,594        22,334         22,690        21,858        18,569        12,212         5,235

------------------------------

(1) General and administrative and other expenses include our provision for losses, expenses related to our Internet business segment and other operating expenses.

(2) The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128,
    EARNINGS PER SHARE. For further discussion of earnings per share and the impact of Statement No. 128, see the notes to the consolidated financial statements incorporated by reference in the accompanying prospectus.

(3) Management considers funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT because it is predicated on cash flow analyses that facilitate an understanding of the operating performances of our properties without giving effect to noncash items such as depreciation. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss (computed in accordance with generally accepted accounting principles) excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by other REITs may vary materially from our calculations, and therefore our FFO and the FFO of other REITs may not be directly comparable. On October 27, 1999, NAREIT revised its definition for periods after January 1, 2000. Consequently, FFO calculations for periods ending subsequent to January 1, 2000 may not be comparable to calculations for periods ended prior to that date.

(4) Interest coverage is the quotient determined by dividing EBITDA by Interest Expense. EBITDA is defined for any period, with respect to the Company on a consolidated basis, determined in accordance with generally accepted accounting principles, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for (a) interest,
    (b) minority interest, (c) depreciation, (d) amortization and (e) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided that the net income (or net loss) is computed without giving effect to non-recurring losses or gains on the sale of the assets.

(5) For purposes of calculating our unaudited consolidated ratio of earnings to fixed charges for the periods indicated, earnings include net income, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and capitalized interest. Fixed charges consists of interest on all indebtedness and the amortization of loan expenses.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

REVENUES

    Total revenues were $191,652,000 for the nine months ended September 30, 2000 compared to $173,588,000 for the same period in 1999. This increase was primarily due to increases in rental rates, decreased use of concessions, and an increase in multifamily rental revenues resulting from the acquisition of two multifamily communities and the completion of five multifamily properties previously under lease up. These changes in the portfolio contributed, on a net basis, approximately $16,054,000 to multifamily rental revenues for the nine months ended September 30, 2000 as compared to the same period in 1999. Physical occupancy was 97% at September 30, 2000 and 1999. Further, multifamily rental revenues from "same-store" communities (multifamily communities owned by BRE and stabilized as of January 1, 1999 and consisting of 16,886 of our 18,594 total units) increased $8,430,000 for the nine months ended September 30, 2000, compared to the same period in 1999. This increase in revenue from same-store communities was due primarily to an average increase in rental rates of approximately 6%.

    Other income increased from $11,809,000 in the nine months ended
September 30, 1999 to $13,624,000 for the nine months ended September 30, 2000, due primarily to the portfolio changes discussed above and development and management fees.

    A summary of the components of revenue for the nine months ended September 30, 2000 and 1999 follows (dollars in thousands):

                                               NINE MONTHS ENDED       NINE MONTHS ENDED
                                              SEPTEMBER 30, 2000      SEPTEMBER 30, 1999     % CHANGE
                                             ---------------------   ---------------------     FROM
                                                        % OF TOTAL              % OF TOTAL   1999 TO
                                             REVENUES    REVENUES    REVENUES    REVENUES      2000
                                             --------   ----------   --------   ----------   --------
Rental Revenue:
Multifamily:
  Same-store...............................  $139,597                $131,167
  Non same-store...........................    13,392                   5,265
  Sold communities.........................    24,871                  25,160
                                             --------                --------
Total Multifamily..........................   177,860        93%      161,592        93%        10%
Commercial and retail......................       168        --           187        --        -10%
                                             --------       ---      --------       ---
Rental revenue.............................   178,028        93%      161,779        93%        10%
Other income...............................    13,624         7%       11,809         7%        15%
                                             --------       ---      --------       ---
Total revenue..............................  $191,652       100%     $173,588       100%        10%
                                             ========       ===      ========       ===

EXPENSES

REAL ESTATE EXPENSES

    Real estate expenses for multifamily properties (including maintenance and repairs, utilities, on-site staff payroll, property taxes, insurance, advertising and other direct operating expenses) for the nine months ended September 30, 2000 increased 4% to $55,155,000 from the comparable period in 1999 primarily due to expenses of two multifamily property acquisitions and the completion of five multifamily properties previously under lease up. Real estate expenses as a percentage of total revenues were 28.8% and 30.5% for the nine months ended September 30, 2000 and 1999, respectively, primarily due to increased economies from operating a larger portfolio.

    A summary of the categories of real estate expenses for the nine months ended September 30, 2000 and 1999 follows (dollars in thousands):

                                                 NINE MONTHS ENDED       NINE MONTHS ENDED
                                                SEPTEMBER 30, 2000      SEPTEMBER 30, 1999     % CHANGE
                                               ---------------------   ---------------------     FROM
                                                          % OF TOTAL              % OF TOTAL   1999 TO
                                               EXPENSE     REVENUE     EXPENSE     REVENUE       2000
                                               --------   ----------   --------   ----------   --------
Multifamily:
Same-store...................................  $41,487                 $40,992                     1%
Non same-store...............................    3,869                   1,512                   156%
Sold communities.............................    9,464                  10,425                    -9%
Other........................................      335                      57                   488%
                                               -------                 -------
Total real estate expense....................  $55,155       28.8%     $52,986       30.5%         4%
                                               =======                 =======

PROVISION FOR DEPRECIATION

    The provision for depreciation increased by $2,254,000 to $28,541,000 for the nine months ended September 30, 2000 from the comparable period of 1999. The increase resulted primarily from the acquisition of two multifamily properties.

INTEREST EXPENSE

    Interest expense was $34,882,000 (net of interest capitalized to the cost of apartment communities under development of $11,885,000) for the nine months ended September 30, 2000, an increase of $4,347,000 or 14% from the comparable period in 1999. Interest expense was $30,535,000 for the same period in 1999 and was net of $7,226,000 of interest capitalized to the cost of apartment communities under construction. This increase was due largely to higher rates on variable rate debt and higher average outstanding balances on our credit lines.

GENERAL AND ADMINISTRATIVE

    General and administrative costs were $5,999,000 or approximately 3.1% of total revenues for the first nine months in 2000 and $5,123,000 or approximately 3.0% of total revenues, for the first nine months in 1999.

NET GAIN (LOSS) ON SALES OF INVESTMENTS IN RENTAL PROPERTIES

    The net loss on sales of investments in rental properties for the nine months ended September 30, 2000 relates to the 19 communities (4,288 units) in Tucson, Albuquerque, Las Vegas, and Phoenix we sold for $261,000,000. The net gain on sale of investments in rental properties for the nine months ended September 30, 1999 was due to the sale of the Los Senderos community in Phoenix, Arizona and was offset by a loss on sale of property previously under construction.

INTERNET BUSINESS SEGMENT

    During the nine months ended September 30, 2000, we recognized a net loss from operations of $3,076,000, primarily due to operating, general and administrative, and marketing expenses of VelocityHSI prior to the spin off and distribution on August 15, 2000.

MINORITY INTEREST IN INCOME

    Minority interest in income was $4,002,000 and $4,104,000 for the nine months ended September 30, 2000 and 1999, respectively.

DIVIDENDS ATTRIBUTABLE TO PREFERRED STOCK

    Dividends attributable to preferred stock represents the dividends on our 8 1/2% Series A Cumulative Redeemable Preferred Stock.

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS

    Net income available to common shareholders was $23,860,000 and $50,317,000 for the nine months ended September 30, 2000 and 1999, respectively, a decrease of $26,457,000. This decrease is primarily due to the $32,711,000 loss on the disposal of assets and is partially offset by increased revenues from the acquisition of two multifamily communities and the completion of five multifamily properties previously under lease up.

CONSTRUCTION IN PROGRESS AND LAND UNDER DEVELOPMENT

    Land acquired for development is capitalized and reported as "land under development" until the development plan for the land is formalized. Once the development plan is determined, the costs are transferred to the balance sheet line items "construction in progress." Land acquisition, development and carrying costs of properties under construction are capitalized and reported as "direct investments in real estate" or "equity interests in and advances to real estate joint ventures," as appropriate, in "construction in progress." We transfer the capitalized costs for each building in a community under construction to the balance sheet line items "investments in rental properties," once the building receives a final certificate of occupancy and is ready to lease.

    The following table presents data with respect to properties included in "construction in progress" and "land under development" at September 30, 2000, for both direct investment and equity interest properties. Completion of these properties is subject to a number of risks and uncertainties, including construction delays and cost overruns. No assurance can be given that these properties will be completed or, if completed, that they will be completed by the estimated dates or for the estimated amounts or that they will contain the number of units proposed in the table below.

                                                     TOTAL
                                                    PROPOSED     COST TO DATE--
                                                    UNITS(1)   SEPTEMBER 30, 2000   ESTIMATED TOTAL COST
                                                    --------   ------------------   --------------------
Direct investment--
  Construction in progress(2).....................     708        $ 47,985,000(1)       $ 99,400,000
Equity interests in joint ventures--
  Construction in progress(3).....................   1,235          50,315,000           168,200,000
                                                     -----        ------------          ------------
    Subtotal......................................   1,943          98,300,000          $267,600,000
Land under development(4).........................   1,624          54,613,000
                                                     -----        ------------
    Total.........................................   3,567        $152,913,000
                                                     =====        ============

------------------------

(1) As of September 30, 2000, 320 of these units had been delivered and $41,553,000 has been transferred out of construction in progress into investments in rental properties.

(2) Consists of Pinnacle Bellecentre in Bellevue, Washington; Pinnacle Carmel Creek in San Diego, California; and Pinnacle at Overlook II in Folsom,
    California with 248, 348 and 112 units planned, respectively. All three communities have an estimated completion date in the fourth quarter of 2000.

(3) Consists of the gross costs of five communities, Pinnacle at Stone Creek in Paradise Valley, Arizona; Pinnacle Sonata in Bothell, Washington; Pinnacle
    at MacArthur Place in Santa Ana, California; Pinnacle Galleria in Roseville, California; and Pinnacle at Queen Creek in Chandler, Arizona with 226, 268, 253, 236 and 252 units planned, respectively. These five communities are under joint venture agreements and are presented on the financial statements net of $63,000,000 of draws on construction loans and one joint venture partner's capital contribution. Our net equity contribution upon completion is estimated to be $34,000,000.

(4) Consists of Pinnacle at the Bluffs in Renton, Washington; Pinnacle at the Creek in Aurora, Colorado; Pinnacle at Otay Ranch I and II in Chula Vista,
    California; Pinnacle at Denver Tech Center, in Greenwood Village, Colorado; Pinnacle at Fullerton, in Fullerton, California; and Pinnacle at Talega, in Newport Beach, California, with 180, 216, 204, 160, 420, 192, and 252 units planned, respectively. The development plans for these communities are under review and finalization, including obtaining final bids for construction costs, and the total proposed units may change.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 2000, cash totaled $882,000, down from $13,812,000 at December 31, 1999 due to cash flows used by financing activities over the excess of cash flows generated by operating and investing activities, a follows:

    - Net cash flows generated by operating activities increased from $83,781,000 in the first nine months of 1999 to $92,368,000 in the first nine months of 2000, due to higher earnings from the addition of two real estate properties and the completion of five properties previously under lease up.

    - Net cash flows of $67,622,000 were generated by investing activities for the nine months ended September 30, 2000, due primarily to the sale of 19 communities for net proceeds of $255,730,000. Proceeds from the sale are offset primarily by increased funding of construction in progress, purchases of land under development and purchases of multifamily operating properties. Net cash flows used in investing activities were $45,584,000 for the nine months ended September 30, 1999.

    - Net cash flows used in financing activities increased from $37,010,000 for the nine months ended September 30, 1999 to $172,920,000 for the first nine months of 2000. The increase in cash used was primarily related to the net repayments in excess of borrowings on the lines of credit, mortgage loans, and unsecured senior notes.

    Balances on our lines of credit totaled $208,500,000 at September 30, 2000, compared to $315,000,000 at December 31, 1999. Drawings on the lines of credit are available to pay dividends to shareholders and distributions to minority members, to fund capital improvements and operating expenses, and to fund property acquisitions and development. We typically reduce our outstanding balance on the lines of credit with available cash balances. Borrowings of up to $500,000,000 are available under our lines of credit, with $291,500,000 available at September 30, 2000. The lines of credit mature in August 2001 as to $400,000,000 and in December 2000 as to $100,000,000 and bear interest at the lower of LIBOR plus 0.70% as to $400,000,000 and LIBOR plus 0.95% as to $100,000,000, or a rate based on bids of the participating banks. Costs of the lines of credit are 0.15% and 0.30%, respectively, per annum on the total commitment amounts.

    We had a total of $243,000,000 in unsecured indebtedness other than the lines of credit at September 30, 2000, consisting of the following:

    - $63,000,000 of unsecured senior notes with an interest rate of 7.44% per annum on $45,000,000 and 7.88% per annum on $18,000,000. This indebtedness is to be repaid through scheduled principal payments annually from 2001 to 2005;

    - $50,000,000 principal amount of unsecured senior notes due 2007, with an effective interest rate of approximately 7.8%; and

    - $130,000,000 principal amount of unsecured notes due 2013, with an effective interest rate of approximately 7.3%.

    In addition, at September 30, 2000, we had mortgage indebtedness totaling $214,987,000 at interest rates ranging from 5.3% to 9.3%, with remaining terms ranging from less than one to 28 years.

    For additional information regarding our lines of credit, unsecured senior notes payable and mortgage loans payable, including scheduled principal payments over the next five years, see Notes 5 and 6 to Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1999. Certain of our indebtedness contain financial covenants as to minimum net worth, interest coverage ratios, maximum secured debt and total debt to capital, among others. We were in compliance with all such financial covenants during the quarter and nine months ended
September 30, 2000.

    During the nine months ended September 30, 2000, we purchased six land sites for development for a gross purchase price of approximately $48,271,000, including costs to prepare the land for development of $13,496,000. Further, we funded approximately $43,000,000 for direct investment construction in progress and advanced a net $25,000,000 for joint venture construction in progress during the nine months ended September 30, 2000. These acquisition and construction costs were funded by borrowings on the lines of credit and construction loans on communities under joint venture agreements. We continually evaluate our portfolio to determine whether acquisitions or dispositions may be appropriate to maximize the portfolio's performance.

    Depending upon the availability and cost of external capital, we anticipate making additional investments in multi-family communities. New investments are funded from temporary borrowings under our lines of credit, internally generated cash and the proceeds derived from asset sales. Permanent financing for future investments, which replaces funds drawn under the lines of credit, is expected to be provided through a combination of private and public offerings of debt and equity securities, the assumption of secured debt, and proceeds derived from joint venture arrangements. We believe our liquidity and various sources of available capital are sufficient to fund operations, meet debt service and dividend requirements, and finance future investments.

    As of September 30, 2000, we have an effective shelf registration on file with the Securities and Exchange Commission under which we may issue up to $640,000,000 of securities including debt, convertible debt, common and preferred stock. Depending upon market conditions, we may issue securities under such shelf registration to invest in additional multifamily communities and to repay borrowings under our lines of credit.

OTHER INFORMATION

SPIN-OFF AND DISTRIBUTION OF VELOCITYHSI, INC.

    On August 15, 2000, we completed the VelocityHSI spin-off. BRE shareholders of record as of August 7, 2000 received one share of VelocityHSI for every 5 shares of BRE owned. Immediately after the spin-off, we continued to hold 13% ownership in VelocityHSI which we subsequently reduced to approximately 9.9%.

    At the time of the spin-off, our investment in VelocityHSI was approximately $10,029,000. We recorded 86.9% of this investment as an in-kind dividend distribution, representing the spin-off to shareholders, and the remainder remained on our balance sheet as our initial investment in VelocityHSI. After the spin-off, VelocityHSI will be obligated to reimburse BRE by September 30, 2001 for advances made to VelocityHSI, including interest at 9%. Such advances are limited to $10,000,000 for general corporate purposes plus an amount necessary (expected to be $4 million) to install VelocityHSI services at all BRE communities.

DIVIDENDS AND DISTRIBUTIONS TO MINORITY MEMBERS

    A cash dividend has been paid to common shareholders each quarter since our inception in 1970. On February 24, 2000, we increased our annual dividend on our common shares from $1.56 per year to $1.70 per year. Total dividends paid to common shareholders for the nine months ended September 30, 2000 and 1999 were $57,261,000 and $52,118,000, respectively. In addition, we paid $3,426,000 and
$3,040,000 in dividends on our 8 1/2% Series A Cumulative Redeemable Preferred Stock in the nine months ended September 30, 2000 and 1999, respectively.

    Total distributions to minority members of our consolidated subsidiaries were $3,989,000 and $4,202,000 for the nine months ended September 30, 2000 and 1999, respectively.

IMPACT OF INFLATION

    Over 97% of BRE's total revenues for 1999 were derived from apartment properties. Due to the short-term nature of most apartment leases (typically one year or less), the Company may seek to adjust rents to mitigate the impact of inflation upon renewal of existing leases or commencement of new leases, although there can be no assurance that the Company will be able to adjust rents in response to inflation. In addition, occupancy rates may also fluctuate due to short-term leases that permit apartment residents to leave at the end of each lease term at minimal cost to the resident.

                                   MANAGEMENT

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

    The following table sets forth certain information regarding the Executive Officers and Directors of the Company:

EXECUTIVE OFFICERS

NAME                            AGE                               OFFICE
----                          --------   --------------------------------------------------------
Frank C. McDowell...........     52      President, Chief Executive Officer and Director

LeRoy E. Carlson............     55      Executive Vice President, Chief Operating Officer and
                                         Director

Edward F. Lange, Jr.........     41      Executive Vice President, Chief Financial Officer

Bradley P. Griggs...........     43      Executive Vice President, Chief Investment Officer

John H. Nunn................     42      Executive Vice President, Asset Management

Lauren L. Barr..............     39      Senior Vice President, Strategic Planning &
                                         Communications

Stephen Lefkovits...........     34      Senior Vice President, Technology Initiatives

BOARD OF DIRECTORS

NAME                            AGE                             OCCUPATION
----                          --------   --------------------------------------------------------
John McMahan................     63      Chairman of the Board of the Company; Managing
                                         Principal, The McMahan Group, real estate strategic
                                         management consultants; Executive Director, The Center
                                         for Real Estate Enterprise Management.

William E. Borsari..........     61      Self employed, private investor; Former Chairman and
                                         President, The Walters Management Company, a real estate
                                         asset management company.

LeRoy E. Carlson............     55      Executive Vice President and Chief Operating Officer of
                                         the Company.

Robert A. Fiddaman..........     63      Self-employed, private investor; former Chairman of SSR
                                         Realty Advisors, a real estate investment and management
                                         firm.

L. Michael Foley............     62      Principal, L. Michael Foley and Associates, real estate
                                         and corporate consulting; Director and Executive
                                         Committee Member, Western Property Trust.

Roger P. Kuppinger..........     60      President, The Kuppinger Company, a private financial
                                         advisor to public and private companies; Director,
                                         Realty Income Corporation.

Frank C. McDowell...........     52      President and Chief Executive Officer of the Company.

Edward E. Mace..............     49      President and Chief Executive Officer of Fairmont Hotels
                                         & Resorts--U.S./Mexico.

Gregory M. Simon............     59      Self employed, private investor; Officer and Director,
                                         Golden Orange Broadcasting, a privately held
                                         corporation.

Arthur G. von Thaden........     68      Self employed, private investor; former President and
                                         Chief Executive Officer of the Company from 1987 to June
                                         1995.

                            DESCRIPTION OF THE NOTES

    The following description of certain terms of the notes hereby supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The following statements relating to the notes and the Indenture (as defined below) are summaries of provisions contained therein and do not purport to be complete. These statements are qualified by reference to the provisions of the notes and the Indenture, including the definitions therein of certain terms. Unless otherwise expressly stated or the context otherwise requires, all references to the "Company" appearing under this caption "Description of the Notes" and under the caption "Description of Debt Securities" in the accompanying prospectus shall mean BRE Properties, Inc., excluding BRE Property Investors LLC (the "Operating Company") and its other consolidated subsidiaries. Other capitalized items used under this caption "Description of the Notes" and under the caption "Prospectus Supplement Summary," but not otherwise defined shall have the meanings given to them in the accompanying prospectus or, if not defined in the prospectus, in the Indenture referred to below.

    The notes constitute Debt Securities (which are more fully described in the accompanying prospectus) to be issued pursuant to an indenture dated as of June 23, 1997, as amended by a first supplemental indenture dated as of April 23, 1998 (collectively, the "Indenture") each between the Company and Chase Manhattan Bank and Trust Company, National Association, as successor trustee (the "Trustee"). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The notes are subject to all such terms, and investors are referred to the Indenture and the TIA for a statement thereof.

GENERAL

    The notes will be a separate series of Debt Securities under the Indenture, limited in aggregate principal amount to $200,000,000. Such series may not be reopened for the issuance of additional Debt Securities of such series. The notes will be unsecured and unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

    The notes will be obligations exclusively of the Company. Although the Company owns a substantial portion of its consolidated assets itself, rather than through subsidiaries, a portion of its consolidated assets (amounting to approximately 32% of its total consolidated assets at September 30, 2000) are held by the Operating Company, Cambridge Park LLC and other subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the notes, are partially dependent on the earnings of such subsidiaries and the notes will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of those subsidiaries. Subject to the terms of the Amended and Restated Limited Liability Company Agreement dated as of November 18, 1997 (the "LLC Agreement") and the Delaware Limited Liability Company Act (the "Act"), BRE, as the sole managing member of the Operating Company, has the exclusive right and power to manage the Operating Company and the non-managing members have no authority to transact business for, or participate in the management activities or decisions of, the Operating Company. As of September 30, 2000, the Company's subsidiaries had total long-term liabilities of $101 million (consisting entirely of mortgage indebtedness). In addition, the Operating Company and Cambridge Park LLC have guaranteed amounts due under the Credit Facility. Likewise, any other subsidiary of the Company with assets or net income which, when multiplied by the Company's effective percentage ownership interest in such subsidiary, exceeds $30 million or 5% of the Company's consolidated net income, respectively, is required to guarantee the repayment of borrowings under the Credit Facility. The Operating Company and Cambridge Park LLC and other subsidiaries of the Company may also from time to time guarantee other indebtedness of the Company. The notes are not guaranteed by any subsidiary of the Company.

    The notes will also be effectively subordinated to any secured indebtedness of the Company with respect to any collateral pledged as security therefor. Although the covenants described in the accompanying prospectus under "Description of Debt Securities--Certain Covenants" and the financial covenants in the LLC Agreement will impose certain limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries will retain the ability to incur substantial additional secured and unsecured indebtedness in the future.

    The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be evidenced by a global note (the "Global Note") in book-entry form, except under the limited circumstances described in the accompanying prospectus under "Description of Debt Securities--Global Securities." The Global Note will be registered in the name of a nominee of The Depository Trust Company, as depositary for the notes. Notices or demands to or upon the Company in respect to the notes and the Indenture may be served and, in the event that notes are issued in definitive certificated form, notes may be surrendered for payment, registration of transfer or exchange, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office of the Trustee, which on the date of this prospectus supplement is located at Chase Manhattan Bank and Trust Company, National Association, Corporate Trust Securities Window, 55 Water Street, Room 234, North Building, New York, New York 10041.

RATINGS

    The notes are expected to be rated "Baa2" by Moody's Investors Services, "BBB" by Standard & Poor's Ratings Services and "BBB+" by Fitch, Inc. The rating of the notes should be evaluated independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold the notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings assigned to the notes address the likelihood of payment of principal and interest on the notes pursuant to their terms. A rating may be subject to revision or withdrawal at any time by the assigning rating agency.

INTEREST AND MATURITY

    The notes will mature on             , 2011 (the "Maturity Date"). The notes
are not subject to any sinking fund provisions.

    The notes will bear interest at the rate per annum set forth on the cover
page of this prospectus supplement from       , 2001 or from the most recent
date to which interest has been paid or duly provided for, payable semi-annually
in arrears on each       and       (the "Interest Payment Dates"), commencing
      , 2001 to the persons in whose names the notes are registered at the close
of business on       or             (the "Regular Record Dates"), as the case
may be, immediately prior to such Interest Payment Dates, regardless of whether any such Regular Record Date is a Business Day. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    If any Interest Payment Date, any Redemption Date (as defined below), the Maturity Date, or any other day on which the principal of or premium, if any, or interest on a note becomes due and payable falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date, Maturity Date or other date, as the case may be.

REDEMPTION AT THE OPTION OF THE COMPANY

    The notes will be redeemable, in whole or from time to time in part, at the option of the Company on any date (a "Redemption Date"), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury
Rate plus     basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on notes which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the holders of such notes, or one or more Predecessor Debt Securities, registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the Indenture.

    "Treasury Rate" means, with respect to any Redemption Date for the notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as "Statistical Release H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated from such yields on a straight line basis, rounding to the nearest month), or
(ii) if such release (or successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

    "Independent Investment Banker" means Credit Suisse First Boston Corporation or its successor, or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means with respect to any Redemption Date for the notes (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, UBS Warburg LLC, A.G. Edwards & Sons, Inc., and First Union Securities, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefore another Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid, and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

    Notice of any redemption by the Company will be mailed at least 30 days but not more than 60 days before any Redemption Date to each holder of notes to be redeemed. If less than all the notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part.

    Unless the Company defaults in payment of the redemption price, on and after any Redemption Date interest will cease to accrue on the notes or portions thereof called for redemption.

COVENANTS, DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Reference is made to the section titled "Description of Debt Securities--Certain Covenants" in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition, the discharge, defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes; such covenant defeasance will be applicable with respect to the covenants described in the accompanying prospectus under "Description of Debt Securities--Certain Covenants" (except that the Company shall remain subject to the covenant to preserve and keep in full force and effect its corporate existence, except as permitted as described under "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying prospectus).

    Except as described under "Description of Debt Securities--Certain Covenants" and "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying prospectus, the Indenture does not contain any provisions that would afford holders of the notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change of control or in the management of the Company or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the notes. In addition, subject to the limitations set forth under "Description of Debt Securities--Merger, Consolidation or Sale" in the accompanying prospectus, the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company with another entity that could increase the amount of the Company's indebtedness or otherwise adversely affect its financial condition or results of operations, which may have an adverse affect on the Company's ability to service its indebtedness, including the notes.

    The Company has no present intention of engaging in a highly leveraged or similar transaction involving the Company. In addition, certain restrictions on ownership and transfers of the Company's capital stock designed to preserve its status as a REIT may act to prevent or hinder any such transaction or change of control. In addition, a highly leveraged or similar transaction may violate the terms of the Company's outstanding debt instruments and permit the lenders to declare all borrowings thereunder to be due and payable immediately, which would likely have a material adverse effect on the Company. See "Risk Factors--Risks Due to Real Estate Financing" incorporated by reference in the accompanying prospectus.

                 SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

    As discussed in the accompanying prospectus under the heading "Federal Income Tax Considerations--Asset Tests," prior to 2001, a REIT could not own more than 10% of the outstanding voting securities of any one issuer. Recently, legislation was enacted that includes a provision limiting a REIT's ability to own more than 10% by vote or value of the securities (both debt and equity) of any one issuer. The legislation allows a REIT to own any percentage of the voting stock and value of a taxable REIT subsidiary, provided the REIT's taxable investment in all of its REIT subsidiaries does not represent more than 20% of the REIT's total assets and at least 75% of the REIT's total assets are real estate assets or other qualifying assets. Because BRE owns more than 10% of the value of the outstanding securities (taking into account both debt and equity securities) of BRE Alliance Services, Inc. and VelocityHSI, Inc., BRE intends to restructure its investments in these corporations to satisfy the new 10% asset test. Additionally, the legislation includes a provision that prevents a taxable REIT subsidiary from deducting interest on debt funded directly or indirectly by a REIT if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are satisfied. The legislation also includes a provision that reduces the REIT distribution requirement from 95% to 90% of a REIT's taxable income. See the discussion in the accompanying prospectus under the heading "Federal Income Tax Considerations--Income Tests." The provisions discussed above are generally effective for taxable years ending after December 31, 2000.

    The Treasury Department recently published temporary regulations that include rules that are similar to the rules set forth in Internal Revenue Service Notice 88-19. See the discussion regarding the acquisition of assets from a C corporation in the accompanying prospectus under the heading "Federal Income Tax Considerations--Taxation of the Company." The temporary regulations provide that a REIT must file an election to be subject to the rules of
Section 1374 of the Internal Revenue Code and regulations thereunder with respect to the net built-in-gain of C corporation assets that become assets of a REIT by the qualification of the C corporation as a REIT or by the transfer of the assets of a C corporation to a REIT in a transaction in which the assets have a carryover basis in the hands of the REIT, if the C corporation is to avoid the recognition of any gain arising from such qualification or transaction. The election must be filed with a REIT's first Federal income tax return filed after March 8, 2000 in cases where the assets of the C corporation became assets of a REIT after June 10, 1987 but before March 8, 2000. We intend to timely file such election and to timely file all other similar elections with respect to any assets we acquire from a C corporation after March 8, 2000 that have a carryover basis in our hands.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated January   , 2001, we have agreed to sell to the underwriters
named below the following respective principal amounts of the notes:

                                                              PRINCIPAL
                        UNDERWRITER                            AMOUNT
                        -----------                           ---------
Credit Suisse First Boston Corporation......................   $
UBS Warburg LLC.............................................
A.G. Edwards & Sons, Inc....................................
First Union Securities, Inc.................................
                                                               -------
Total.......................................................   $
                                                               =======

    The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

    The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group
members at that price less a selling concession of   % of the principal amount
per note. The underwriters and selling group members may allow a discount of   %
of the principal amount per note on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

    We estimate that our out of pocket expenses for this offering will be
approximately $         .

    The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

    In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

    - Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters' short position can only be closed out by buying notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

    - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of notes to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                    EXPERTS

    The consolidated financial statements of BRE Properties, Inc. appearing in BRE Properties, Inc.'s Annual Report (Form 10-K/A) for the year ended
December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference into the accompanying prospectus. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Latham & Watkins, San Francisco, California will pass upon certain legal matters relating to our issuance and sale of the notes, including certain legal matters described under "Supplemental Federal Income Tax Considerations." Certain other legal matters relating to Maryland law will be passed upon by Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland, our special Maryland counsel. Milbank, Tweed, Hadley & McCloy LLP, New York, New York will pass upon certain legal matters for the underwriters.

PROSPECTUS

                                  $750,000,000
                              BRE PROPERTIES, INC.
             DEBT SECURITIES, PREFERRED SHARES, DEPOSITARY SHARES,
                     COMMON STOCK WARRANTS AND COMMON STOCK

                            ------------------------

    BRE Properties, Inc. (the "Company") may from time to time offer in one or more series (i) its unsecured debt securities (the "Debt Securities"), which may be senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) shares of its Preferred Stock, $0.01 par value per share ("Preferred Shares"), (iii) depositary shares ("Depositary Shares") representing fractional interests in Preferred Shares,
(iv) warrants ("Common Stock Warrants") to purchase shares of its Common Stock, $0.01 par value per share ("Common Shares"), or (v) Common Shares, with an aggregate public offering price of up to $750,000,000, on terms to be determined at the time or times of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Stock Warrants and Common Shares (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, and the public offering price; (ii) in the case of Preferred Shares, the specific series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the public offering price; (iii) in the case of Depositary Shares, the whole or fractional Preferred Shares represented by each such Depositary Share and the public offering price; (iv) in the case of Common Stock Warrants, the duration, public offering price, exercise price and detachability features, if applicable; and (v) in the case of Common Shares, the public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

    The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.
                            ------------------------

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The date of this Prospectus is April 16, 1998.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a home page on the Internet that contains such information with respect to registrants that file electronically such as the Company at http://www.sec.gov. The Company's Common Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement (as the same may be amended from time to time, the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document do not purport to be complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

    a.  Report on Form 10-K for the fiscal year ended December 31, 1997.

    b.  Current Report on Form 8-K filed on February 24, 1998.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to BRE Properties, Inc., 44 Montgomery Street, 36th Floor, California 94104-4809, Attn: Charles Wingard, Director of Financial Reporting, telephone number (415) 445-6530.

                                  THE COMPANY

    BRE Properties, Inc., a Maryland corporation (the "Company" or "BRE"), is a self-administered and self-managed real estate investment trust which owns, acquires, develops, rehabilitates and manages apartment communities and other income producing properties in the western United States. At December 31, 1997, BRE's portfolio included 74 completed apartment communities aggregating 18,569 units, and five commercial and retail properties. Of these properties, 41 were located in California, 21 in Arizona, six in Washington, four in Nevada, three in Utah, two in Oregon and two in New Mexico. As of that date, BRE's portfolio also included eight apartment communities under development aggregating approximately 2,445 units in Arizona, Colorado, New Mexico, Nevada and Utah. As of December 31, 1997, these properties (excluding properties under development) contained, in the aggregate, approximately 16.3 million net rentable square feet of improvements owned by the Company. In addition, at December 31, 1997, the Company held limited partnership interests in two shopping centers located in Arizona and one apartment community located in California. In November 1997, the Company completed the acquisition (the "TCR-West Transaction") of certain properties (the "TCR-West Properties") and operations of Trammell Crow Residential located in the western United States ("TCR-West"). A substantial portion of the properties acquired in the TCR-West Transaction are held by BRE Property Investors LLC (the "Operating Company"), a Delaware limited liability company, of which the Company is the sole managing member. BRE's principal executive offices are located at 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809, and its telephone number is (415) 445-6530.

                                  RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters described below before purchasing any of the Offered Securities. The Company cautions the reader that this list of factors does not purport to be exhaustive.

    All references in this Prospectus to shareholders of the Company include holders of Common Shares and holders of any Preferred Shares and Depositary Shares which may be issued by the Company, and all references to distributions to shareholders include dividends and other distributions payable to holders of Common Shares and any such Preferred Shares and Depositary Shares.

REAL ESTATE INVESTMENT RISKS

    GENERAL

    Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend upon the amount of revenues generated and expenses incurred. If properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its shareholders and to pay amounts due on its Debt Securities will be adversely affected. The performance of the economy in each of the areas in which the properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the revenues from the properties and their underlying values. The financial results of major local employers also may have an impact on the revenues and value of certain properties.

    Revenues from properties may be further adversely affected by a variety of factors, including the general economic climate, local conditions in the areas in which properties are located, such as oversupply of space or a reduction in the demand for rental space, the attractiveness of the properties to residents or users, competition from other available space, the ability of the Company to provide adequate facilities maintenance, services and amenities, and insurance premiums and real estate taxes. The Company's revenues would also be adversely affected if residents or users were unable to pay rent or the Company was unable to rent apartments or commercial properties on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of apartment units or commercial properties, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations would, and ability to make expected distributions to shareholders and to pay amounts due on its Debt Securities may, be adversely affected. There is also a risk that as leases on the properties expire, residents or users will vacate or enter into new leases on terms that are less favorable to the Company. Operating costs, including real estate taxes, insurance and maintenance costs, and mortgage payments, if any, do not, in general, decline when circumstances cause a reduction in income from a property. If a property is mortgaged to secure payment of indebtedness, and the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property. In addition, revenues from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

    In the normal course of business, the Company typically evaluates potential acquisitions, enters into non-binding letters of intent, and may, at any time, enter into contracts to acquire and may acquire additional properties. However, no assurance can be given that the Company will have the financial resources to make suitable acquisitions or that properties that satisfy the Company's investment policies will be available for acquisition. Acquisitions of properties entail risks that investments will fail to perform in accordance with expectations. Such risks may include that construction costs may exceed original estimates, possibly making a project uneconomical, financing may not be available on favorable terms or at all and construction and lease-up may not be completed on schedule. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment. Although the Company undertakes an evaluation of the physical condition of each new investment before it is acquired, certain defects or necessary repairs may not be detected until after the investment is acquired, which could significantly increase the Company's total acquisition costs and which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. Any statements included in or incorporated by reference in this Prospectus or any Prospectus Supplement pertaining to anticipated growth rates in target markets, anticipated growth in the Company's funds from operations and anticipated market conditions, demographics or results of operations constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and there can be no assurance that such anticipated events or circumstances will be achieved or will occur due to, among other things, the factors described under "Risk Factors."

    ILLIQUIDITY OF REAL ESTATE AND REINVESTMENT RISK

    Real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to adjust its portfolio in response to changes in economic or other conditions. Additionally, the Internal Revenue Code of 1986, as amended (the "Code") places certain limits on the number of properties a REIT may sell without adverse tax consequences. To effect its current operating strategy, the Company has in the past raised, and will seek to continue to raise additional acquisition funds, both through outside financing and through the orderly disposition of commercial and retail properties, and, depending upon interest rates, current acquisition opportunities and other factors, generally to reinvest the proceeds in multifamily properties. In this respect, in the markets the Company has targeted for future acquisition of multifamily properties, there is considerable buying competition from other real estate companies, many of whom may have greater resources, experience or expertise than the Company. In many cases, this competition for acquisition properties has resulted in an increase in property prices and a decrease in property yields. Due to the relatively low capitalization rates currently prevailing in the pricing of potential acquisitions of multifamily properties which meet the Company's investment criteria, no assurance can be given that the proceeds realized from the disposition of commercial and retail properties can be reinvested to produce economic returns comparable to those being realized from the properties disposed of, or that the Company will be able to acquire properties meeting its investment criteria. To the extent that the Company is unable to reinvest proceeds from the disposition of commercial and retail properties, or if properties acquired with such proceeds produce a lower rate of return than the properties disposed of, such results may have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. In addition, a delay in reinvestment of such proceeds may have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    The Company may seek to structure future dispositions as tax-free exchanges, where appropriate, utilizing the nonrecognition provisions of Section 1031 of the Code to defer income taxation on the disposition of the exchanged property. For an exchange of such properties to qualify for tax-free treatment under
Section 1031 of the Code, certain technical requirements must be met. For example, both the property exchanged and the property acquired must be held for use in a trade or business or for investment, and the property acquired must be identified within 45 days, and must be acquired within 180 days, after the transfer of the exchanged property. If the technical requirements of
Section 1031 of the Code are not met, then the exchanged property will be treated as sold in a taxable transaction for a sales price equal to the fair market value of the property received, in which event a distribution of cash to the shareholders may be required to avoid a corporate-level income tax on the resulting capital gain. Given the competition for properties meeting the Company's investment criteria, it may be difficult for the Company to identify suitable properties within the foregoing time frames in order to meet the requirements of Section 1031. Even if a suitable tax-deferred exchange can be structured, as noted above, no assurance can be given that the proceeds of any of these dispositions will be reinvested to produce economic returns comparable to those currently being realized from the properties which were disposed of.

    COMPETITION

    All of the properties currently owned by the Company are located in developed areas. There are numerous other multifamily properties and real estate companies, many of which have greater financial and other resources than the Company, within the market area of each of the properties which will compete with the Company for tenants and development and acquisition opportunities. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on (i) the Company's ability to rent the apartments and the rents charged and (ii) development and acquisition opportunities. The activities of these competitors could cause the Company to pay a higher price for a new property than it otherwise would have paid or may prevent the Company from purchasing a desired property at all, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    GEOGRAPHIC CONCENTRATION; DEPENDENCE ON WESTERN UNITED STATES REGIONS

    The Company's portfolio is principally located in the San Francisco Bay Area, the Denver area, San Diego, Tucson, Phoenix, Seattle, Portland, Los Angeles/Orange County, Sacramento, Las Vegas, Albuquerque and Salt Lake City. The Company's performance could be adversely affected by economic conditions in, and other factors relating to, these geographic areas, including supply and demand for apartments in these areas, zoning and other regulatory conditions and competition from other properties and alternative forms of housing. In that regard, certain of these areas (particularly the Los Angeles/ Orange County and San Diego metropolitan areas) have in the recent past experienced economic recessions and depressed conditions in the local real estate markets. To the extent general economic or social conditions in any of these areas deteriorate or any of these areas experiences natural disasters, the value of the portfolio, the Company's results of operations and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities could be materially adversely affected.

    RISKS OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

    Pursuant to the TCR-West Transaction, the Company acquired eight apartment properties in various stages of development (the "Development Properties"). Prior to the acquisition, the Company was not engaged in the development and construction of real estate properties.

    The Company intends to actively pursue development and construction of multifamily apartment communities, including the Development Properties. There can be no assurance that the Company will complete development of the Development Properties or any other development project which may be undertaken by the Company. As a general matter, property development and construction projects typically have a higher, and sometimes substantially higher, level of risk than the acquisition of existing properties. Risks associated with the Company's development and construction activities may include the following: development opportunities may be abandoned; construction costs of multifamily apartment communities may exceed original estimates, possibly making the communities uneconomical; occupancy rates and rents at newly completed communities may not be sufficient to make the communities profitable; financing for the construction and development of projects may not be available on favorable terms or at all; construction and lease-up may not be completed on schedule; and expenses of operating a completed community may be higher than anticipated. In addition, development and construction activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development and construction activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

    The Company also intends to continue actively to acquire multifamily apartment communities. Acquisitions of multifamily apartment communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment. In that regard, the properties acquired in the TCR-West Transaction were acquired on an "as is" basis, meaning that the properties were acquired without warranty by the sellers. Likewise, due to the competitive nature of the bidding process for the TCR-West Properties, the Company was able to perform only a limited investigation with respect to the TCR-West Properties prior to acquiring them. Both of these factors increased the risks associated with acquiring the TCR-West Properties.

    The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under various construction loans, lines of credit, other forms of secured or unsecured financing or through the issuance of additional equity by the Company. The Company expects periodically to review its financing options regarding the appropriate mix of debt and equity financing. Equity, rather than debt, financing of future developments or acquisitions could have a dilutive effect on the interests of existing shareholders of the Company. Similarly, financing future developments and acquisitions with debt entails certain risks, including those described below under "--Real Estate Financing Risks." In addition, if new development properties are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for such properties may not be available or may be available only on disadvantageous terms or that the cash flow from new properties will be insufficient to cover debt service. If a newly developed or acquired property is unsuccessful, the Company's losses may exceed its investment in the property. Any of the foregoing could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    RISKS RELATING TO GROWTH STRATEGY

    Pursuant to the TCR-West Transaction, the Company acquired 17 completed apartment communities aggregating 4,786 units and eight Development Properties aggregating approximately 2,445 units. This significant increase in the size of the Company's operations after the acquisition has substantially increased the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems and other operations acquired from TCR with those of the Company. Likewise, the Company added approximately 600 persons previously employed by TCR and its affiliates, which has also significantly increased the demands upon the Company's management. Failure to effectively integrate the operations of the acquired properties, operations and employees with those of the Company could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    A substantial portion of the Company's growth over the last several years has been attributable to acquisitions. Further, a principal component of the Company's strategy is to continue to grow in a controlled manner in both existing and new markets by acquiring and developing new properties. The Company's future growth will be dependent upon a number of factors, including the Company's ability to identify acceptable properties for acquisition and development, complete acquisitions and developments on favorable terms, successfully integrate acquired and newly developed properties, and obtain financing to support expansion. There can be no assurance that the Company will be successful in implementing its growth strategy, that growth will continue at historical levels or at all, or that any expansion will improve operating results. The failure to identify, acquire, develop, and integrate new properties effectively could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    RESTRICTIONS IN THE OPERATIONS OF THE OPERATING COMPANY

    A substantial portion of the properties acquired in the TCR-West Transaction are held by the Operating Company, a limited liability company. BRE is the sole managing member of the Operating Company and, as of December 31, 1997, held approximately a 70% equity interest therein. The remaining equity interests in the Operating Company are held by third parties as non-managing members.

    Under the terms of the limited liability company agreement governing the operations of the Operating Company (the "LLC Agreement"), the Operating Company is required to maintain certain debt service coverage, debt-to-asset and other financial ratios intended to protect the members' rights to receive distributions. In addition, with respect to certain tax-exempt financing for certain completed properties, the Operating Company is restricted from prepaying its debt or taking certain other specified actions which could have adverse tax consequences for the members. Further, the Company, as the managing member, is restricted from taking certain other specified actions--either absolutely or without the consent of a majority in interest of the non-managing members (or of the non-managing members affected thereby)--including, but not limited to, any actions that would make it impossible to carry out the business of the Operating Company, or that would subject a non-managing member to liability as a managing member, or that would cause the Operating Company to institute bankruptcy proceedings or confess a judgment, or that would prohibit or restrict a member from exercising its rights to exchange units in the Operating Company for Common Shares. Any such requirement to maintain financial ratios and any such restrictions on the actions of the Operating Company and its managing member could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    Further, under the terms of the LLC Agreement, the Operating Company may not, without the consent of a majority in interest of the non-managing members,
(i) dispose of any of the properties held by the Operating Company in a taxable sale or exchange prior to respective dates which are specified in the LLC Agreement for each of the properties, ranging from one to ten years from November 18, 1997, or (ii) dissolve the Operating Company other than in certain limited circumstances specified in the LLC Agreement, such as a sale of all or substantially all of the Company's assets, or any merger, consolidation or other combination by the Company with or into another person, or reclassification, recapitalization or change of the Company's outstanding equity interests. These restrictions on the Company's ability to dispose of a significant portion of its properties and to dissolve the Operating Company, even when such a disposition or dissolution of the Operating Company would be in the best interest of the Company, could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    The Operating Company also must distribute all Available Cash (as defined in the LLC Agreement) on a quarterly basis: first, to members (other than BRE) until each member has received, cumulatively on a per Operating Company unit basis, distributions equal to the cumulative dividends declared with respect to one Common Share over the corresponding period (subject to adjustment from time to time as applicable to account for stock dividends, stock splits and similar transactions affecting the Common Shares) (the "Priority Distribution"); and second, the balance to BRE.

    If the Operating Company's Available Cash in any quarterly period is insufficient to permit distribution of the full amount of the Priority Distribution for that quarter, BRE is required to make a capital contribution to the Operating Company in an amount equal to the lesser of (i) the amount necessary to permit the full Priority Distribution or (ii) an amount equal to the sum of any capital expenditures made by the Operating Company plus the sum of any payments made by the Operating Company on account of any loans to or investments in, or any guarantees of the obligations of, BRE or its affiliates for that quarterly period. The Operating Company's obligation to make Priority Distributions and BRE's obligation to make additional capital contributions to the Operating Company under such circumstances could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    In addition, BRE may not be removed as the managing member of the Operating Company by the non-managing members, with or without cause, other than with its consent. BRE may not voluntarily withdraw from the Operating Company or transfer all or any portion of its interest in the Operating Company without the consent of all of the non-managing members, except in certain limited circumstances, such as a sale of all or substantially all of BRE's assets, or any merger, consolidation or other combination by BRE with or into another person, or any reclassification, recapitalization or change of BRE's outstanding equity interests. Such restrictions on the withdrawal of BRE as the managing member of the Operating Company, and on BRE's ability to transfer its interest in the Operating Company, could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    UNINSURED LOSS; LIMITED COVERAGE

    The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to its properties with certain policy specifications, limits and deductibles. While the Company currently carries flood and earthquake insurance for its properties with an aggregate annual limit of $100 million, subject to substantial deductibles, no assurance can be given that such coverage will continue to be available on acceptable terms or at an acceptable cost, or at all, in the future, or if obtained, that the limits of those policies will cover the full cost of repair or replacement of covered properties. In addition, there may be certain extraordinary losses (such as those resulting from civil unrest) that are not generally insured (or fully insured against) because they are either uninsurable or not economically insurable. Should an uninsured or underinsured loss occur to a property, the Company could be required to use its own funds for restoration or lose all or part of its investment in, and anticipated revenues from, the property and would continue to be obligated on any mortgage indebtedness on the property. Any such loss could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    RISKS ASSOCIATED WITH SURVEY EXCEPTIONS TO CERTAIN TITLE INSURANCE POLICIES

    Although the Company believes that prior owners of the TCR-West Properties in the past obtained surveys of those properties, the Company did not obtain updated surveys when it acquired the TCR-West Properties. Because updated surveys of the TCR-West Properties were not obtained, the title insurance policies obtained by the Company for those properties contain exceptions for matters which an updated survey might have disclosed. Such matters might include such things as boundary encroachments, unrecorded easements or similar matters which would have been reflected on a survey. Moreover, because no updated surveys were prepared for those properties, there can be no assurance that the title insurance policies in fact cover the entirety of the real property, buildings, fixtures, and improvements which the Company believes they cover, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    CHANGE IN LAWS

    Increases in real estate taxes and income, service and transfer taxes cannot always be passed through to residents or users in the form of higher rents, and may adversely affect the Company's cash available for distribution and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenues or increase operating costs.

    LAWS BENEFITING DISABLED PERSONS

    A number of federal, state and local laws (including the Americans with Disabilities Act) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons and may require other structural features which add to the cost of buildings under construction. Legislation or regulations adopted in the future may impose further burdens or restrictions on the Company with respect to improved access by disabled persons. The costs of compliance with these laws and regulations may be substantial, and limits or restrictions on construction or completion of certain renovations may limit implementation of the Company's investment strategy in certain instances or reduce overall returns on its investments, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. The Company reviews its properties periodically to determine the level of compliance and, if necessary, takes appropriate action to bring such properties into compliance. The Company's management believes, based on property reviews to date, that the costs of such compliance should not have a material adverse effect on the Company. Such conclusions are based upon currently available information and data, and no assurance can be given that further review and analysis of the Company's properties, or future legal interpretations or legislative changes, will not significantly increase the costs of compliance.

    RISKS OF ASSUMED LIABILITIES

    In the TCR-West Transaction, pursuant to a contribution agreement (the "Contribution Agreement") the Company (i) acquired the TCR-West Properties either by acquiring title to the properties and related assets (plus assumption of certain associated contractual obligations, warranties and guarantees) or, as to certain TCR-West Properties, by acquiring all of the ownership interests in the partnerships or limited liability companies which held such properties, and
(ii) assumed certain loans secured by the TCR-West Properties. Under the terms of the transaction, the Company has not expressly agreed to assume any liabilities other than the assumed loans and the contractual obligations, warranties and guarantees referenced above. However, as a matter of law, the Company automatically assumed all of the liabilities (known, unknown or contingent) of the partnerships and limited liability companies whose ownership interests were acquired by the Company, potentially including liabilities unrelated to the properties conveyed pursuant to such transfer. Moreover, even in cases where title to the properties and related assets (rather than ownership interests therein) was acquired by the Company, the legal doctrine of successor liability may give creditors of and claimants against the prior owners the right to hold the Company responsible for liabilities which arose with respect to such properties prior to their acquisition by the Company, whether or not such liabilities were expressly assumed by the Company under the terms of the transaction.

    As a result of the foregoing, there can be no assurance that the Company will not be subject to liabilities and claims relating to the TCR-West Properties arising from events which occurred or circumstances which existed prior to the acquisition of those properties by the Company, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. In that regard, the terms of the TCR-West Transaction do not provide for the Company to be indemnified against any such liabilities and claims. See "--Limited Indemnification" below.

    LIMITED INDEMNIFICATION

    The Company acquired the TCR-West Properties on an "as is" basis, meaning that the properties were acquired without warranty from the sellers. As a result, the Company has no recourse against the sellers for matters relating to the properties or the transaction, except to the limited extent described below.

    The terms of the TCR-West Transaction provide the Company with only limited indemnification with respect to claims or liabilities that might arise out of the transaction or actions taken by the sellers before the closing. Specifically, certain Trammell Crow Residential entities and related parties who are signatories to the Contribution Agreement (the "TCR Parties") have agreed to indemnify the Company and its affiliates only against claims arising out of
(i) any inaccuracy in the investment representations of any TCR Party or certain representations about employment matters, or any failure of a TCR Party to comply with any agreement with respect thereto, (ii) any breach by a TCR Party of its fiduciary duties (including duties of disclosure) to any other person in connection with the transaction, or (iii) any document filed by or on behalf of a TCR Party or any affiliate with a governmental agency or prepared or distributed in connection with the transaction (including any document distributed in connection with the solicitation of consents by the TCR Parties for the TCR-West Transaction) (provided, however, that the foregoing does not apply to the information supplied by the Company or the Operating Company in writing specifically for inclusion or incorporation by reference in any such document or to any document prepared or filed by the Company or the Operating Company). The Company has no recourse against the TCR Parties with respect to any claims which are not within the specific coverage of the indemnity provisions.

    In addition, in the event that the Company is entitled to indemnification, the terms of the TCR-West Transaction significantly limit the amount which the Company would be entitled to recover. Specifically, the Company's sole recourse under a claim for indemnity is the right to reduce the number of Development OC Units (as defined below) which the Company might otherwise be required to deliver in connection with the TCR-West Transaction. A maximum of up to 627,594 Development OC Units are issuable, each of which will be exchangeable, commencing November 18, 1998, at the option of the holders thereof for Common Shares (at the rate of one Common Share per Development OC Unit, subject to adjustment under certain circumstances) or, at the Company's election, into an equivalent amount of cash based on the value of the Common Shares at the time of exchange. For purposes of determining the reduction in the number of Development OC Units in the event of a claim for indemnity, the Development OC Units will be deemed to have a value equal to the average of the closing prices of a Common Share on the New York Stock Exchange for the fifteen consecutive trading days concluding on the fifth trading day preceding the day of the reduction. The TCR Parties' indemnification obligations (and such obligations of the Company and the Operating Company, as described below) are limited, in the aggregate, to an amount which, as of any date, is obtained by multiplying the number of Development OC Units which have not been distributed by the lower of (i) $26.93 or (ii) the average of the closing prices of a Common Share on the New York Stock Exchange for the fifteen consecutive trading days concluding on the fifth trading day preceding such date.

    The "Development OC Units" are equity interests in the Operating Company which will be issued to the TCR Parties if certain completion schedule and budget objectives are met for the Development Properties. The Company currently anticipates that all of the Development OC Units will either be awarded or will become ineligible for award by the end of 1999. Accordingly, there can be no assurance that the amount of any claim for indemnity will be made at a time when a sufficient amount or any of the Development OC Units remain available for set-off or that, even if the full number of Development OC Units is available, that the value of those units will be sufficient to fully cover the claim for indemnity.

    There can be no assurance that the Company will not be confronted in the future with claims by third parties relating to the TCR-West Transaction or to the activities of the TCR Parties or the operations of the TCR-West Properties and matters related thereto prior to the closing of the transaction. Likewise, there can be no assurance that the properties acquired in the TCR-West Transaction will meet the Company's expectations. Accordingly, the limited scope of the indemnification could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. See "--Risks of Assumed Liabilities," above. The Development OC Units, if issued, are exchangeable into Common Shares in the same manner as the units of the Operating Company discussed in this prospectus.

    The Company and the Operating Company have also provided a limited indemnity to the TCR Parties. Under the terms of the Contribution Agreement, the Company and the Operating Company have agreed to indemnify the TCR Parties and their affiliates against claims arising out of (i) any inaccuracy in certain representations made by the Company about the registration rights it agreed to provide to the TCR Parties who become shareholders of the Company or unitholders of the Operating Company, or any failure by the Company to fulfill its obligations under terms of the transaction, or (ii) any material misstatement or omission in the information statement provided to the TCR Parties with respect to the Company, the Operating Company, the Common Shares or units of the Operating Company. The Company's indemnification obligations are limited to an amount equal to the value of the remaining Development OC Units outstanding from time to time, calculated in the same manner as the limit on the indemnification obligations of the TCR Parties, as described above. Notwithstanding the limit upon the Company's indemnification obligations, if claims within the coverage of the indemnity provisions were brought against the Company, it could be required to incur costs in defending against or satisfying the claims, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

    POTENTIAL LITIGATION RELATED TO THE TCR-WEST TRANSACTION

    Over the last several years, business reorganizations involving the conversion of partnerships into REITs, the combination of several partnerships into a single entity and the combination of multiple REITs into a single REIT have given rise to investor lawsuits. If any lawsuits were filed in connection with the TCR-West Transaction, whether by any of the TCR Parties or other persons, such lawsuits could require the Company to incur costs in defending such lawsuits or to pay any judgment awards or make settlement payments, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

REAL ESTATE FINANCING RISKS

    DEBT FINANCING AND MATURITIES

    The Company is subject to the normal risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the properties on disadvantageous terms, which might result in losses to the Company, which losses could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Code.

    RISK OF RISING INTEREST RATES

    The Company has incurred and expects in the future to incur indebtedness which bears interest at a variable rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities or cause the Company to be in default under certain debt instruments (including its Debt Securities). In addition, an increase in market interest rates may lead holders of the Company's Common Shares to demand a higher yield on their shares from distributions by the Company, which could adversely affect the market price for the Common Shares.

    ADDITIONAL DEBT

    The Company currently funds acquisition opportunities partially through borrowings (including its lines of credit) as well as from other sources such as sales of non-core properties. The organizational documents of the Company do not contain any limitation on the amount of indebtedness that the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities and in an increased risk of default on its obligations.

    TERMS OF CERTAIN INDEBTEDNESS

    At December 31, 1997, the Company had outstanding borrowings of $73 million under two loan agreements which, among other things, (i) contain a covenant which requires the Company to maintain an investment grade rating for its long-term unsecured debt and (ii) define "events of default" to include the acquisition by any person of either (x) 20% or more of the Company's outstanding shares or securities (or other securities convertible into such securities) or
(y) 10% or more of the Company's outstanding shares or securities (or other securities convertible into such securities) if such acquisition results in any change of the board of directors of the Company or any change in the management of the Company or any of its assets. In the event that the Company fails to maintain an investment grade rating for its long-term unsecured debt or if such an event of default occurs, the lender may declare all borrowings under such loan agreements to be due and payable immediately, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

ENVIRONMENTAL RISKS

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances in, on, around or under such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of, or failure to remediate properly, such substances may adversely affect the owner's or operator's ability to sell or rent the affected property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the current or former ownership (direct or indirect), operation, management, development and/or control of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines, and claims for injuries to persons and property.

    The Company's current policy is to obtain a Phase I environmental study on each property it seeks to acquire and to proceed accordingly. No assurance can be given, however, that the Phase I environmental studies or other environmental studies undertaken with respect to any of the Company's current or future properties will reveal all or the full extent of potential environmental liabilities, that any prior owner or operator of a property did not create any material environmental condition unknown to the Company, that a material environmental condition does not otherwise exist as to any one or more of such properties or that environmental matters will not have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. The Company currently carries no insurance for environmental liabilities.

    Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, the Company may have liability with respect to properties previously sold by its predecessors.

RISKS OF THIRD PARTY MANAGEMENT BUSINESS

    POSSIBLE TERMINATION OF MANAGEMENT CONTRACTS

    As part of the TCR-West Transaction, the Company also acquired TCR-West's third party management contracts. This business is conducted by two subsidiaries of the Company (collectively, the "Management Company").

    Risks associated with the management of properties owned by third parties include the risk that the management contracts (which are generally cancelable upon a sale of the property or, in many cases, upon 30 days' notice) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms, and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or market factors affecting specific properties, resulting in decreased management fee income. As a result, there can be no assurance that the Management Company will perform in accordance with the Company's expectations.

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    POSSIBLE ADVERSE CONSEQUENCES OF REIT STATUS ON THE BUSINESS OF THE
     MANAGEMENT COMPANY

    Certain requirements for REIT qualifications may in the future limit the Company's ability to increase third party management operations conducted and related services offered by the Management Company without jeopardizing the Company's qualifications as a REIT. See "Federal Income Tax Considerations-- Third Party Management Income."

RANKING OF SECURITIES

    All of the Common Shares, Preferred Shares and Debt Securities offered hereby will be equity interests in or obligations of, as the case may be, the Company exclusively. Because a significant portion of the operations of the Company is conducted through its subsidiaries, including the Operating Company, the cash flow of the Company and the consequent ability to make distributions and other payments on its equity securities, including Common Shares and any Preferred Shares, and to service its debt, including the Debt Securities, will be partially dependent upon the earnings of such subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds made by such subsidiaries to the Company. In addition, debt or other agreements of the Company's subsidiaries may impose restrictions that affect, among other things, the ability of the Company's subsidiaries to pay dividends or make other distributions or loans to the Company.

    Likewise, a substantial portion of the Company's consolidated assets are owned by its subsidiaries, effectively subordinating the Debt Securities to all existing and future liabilities, including indebtedness, trade payables, lease obligations and guarantees, of the Company's subsidiaries. The Operating Company has guaranteed amounts due under the Company's $265 million unsecured bank credit facility (the "Credit Facility") with Bank of America National Trust and Savings Association and the Company's $35 million unsecured line of credit with Sanwa Bank California (the "Sanwa Line of Credit"), and it is anticipated that Blue Ravine Investors LLC ("Blue Ravine"), a Delaware limited liability company which is a subsidiary of the Company, also will guarantee amounts due under the Credit Facility. Likewise, any other subsidiary of the Company with assets or net income which, when multiplied by the Company's effective percentage ownership interest in such subsidiary, exceeds $30 million or 5% of the Company's consolidated net income, respectively, is required to guarantee the repayment of borrowings under the Credit Facility and the Sanwa Line of Credit. The Operating Company, Blue Ravine and other subsidiaries of the Company may also from time to time guarantee other indebtedness of the Company. Therefore, the Company's rights and the rights of its creditors, including the holders of Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interests in or mortgages or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company.

PROVISIONS WHICH COULD LIMIT A CHANGE IN CONTROL OR DETER A TAKEOVER

    In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities). In order to protect the Company against risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the articles of incorporation of the Company provide, among other things, that if the Board of Directors determines, in good faith, that direct or indirect ownership of the Company's Common Shares have or may become concentrated to an extent that would prevent the Company from qualifying as a REIT, the Board of Directors may prevent the transfer of the Common Shares or call for redemption (by lot or other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of Common Shares sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Common Shares into conformity with the requirements for maintaining REIT status. These limitations may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors.

    In addition, certain other provisions contained in the Company's articles of incorporation and bylaws, as well as its shareholder rights plan, may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Shares which offers may be attractive to the shareholders, or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices.

TAX RISKS

    TAX LIABILITIES AS A CONSEQUENCE OF FAILURE TO QUALIFY AS A REIT

    Although management believes that the Company is organized and is operating so as to qualify as a REIT under the Code, no assurance can be given that the Company has in fact operated or will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's taxable gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Thus, to the extent Third Party Management Income (as defined in "Federal Income Tax Considerations--Third Party Management Income") represents 5% or more of the Company's gross income in any taxable year, the Company will not satisfy the 95% income test and may fail to qualify as a REIT, unless certain relief provisions apply, and, even if those relief provisions apply, a tax would be imposed with respect to excess net income, any of which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. See "Federal Income Tax Considerations--Third Party Management Income" and "Federal Income Tax Considerations--Income Tests." Additionally, to the extent the Operating Company or any of the Subsidiary Entities (as defined in "Federal Income Tax Considerations--Requirements for Qualification") are determined to be taxable as a corporation, the Company would not qualify as a REIT, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. See "Federal Income Tax Considerations--Federal Income Tax Aspects of the Operating Company and the Subsidiary Entities." Finally, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    If the Company fails to qualify as a REIT, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, which would likely have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to security holders because of the additional tax liability to the Company for the year or years involved. In addition, distributions to shareholders would no longer be required to be made. To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the years ended December 31, 1997, 1996, 1995, 1994, and 1993 was 3.0x, 3.2x, 4.0x, 5.0x, and
4.4x, respectively. For the purposes of computing these ratios, earnings have been calculated by adding fixed charges to income before net gains (losses) on sales of investments. Fixed charges consist of interest costs (including capitalized interest), amortization of debt expense and one-third of the rental expense, which is deemed to be the interest component of such rental expense.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement for any offering of securities, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition and development of properties or interests therein (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations) as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio and the repayment of indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). The Debt Securities will be issued under one or more indentures. Senior Debt Securities and Subordinated Debt Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same trustee. The Senior Indentures and the Subordinated Indentures, as amended or supplemented from time to time, are sometimes referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of certain anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the forms of Indentures and such Debt Securities, which have been or will be included or incorporated by reference to exhibits to the Registration Statement of which this Prospectus is a part and are or will be available as described above under "Available Information."

    The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. The terms of the Debt Securities offered by any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable form of Indenture. As used in this "Description of Debt Securities," all references to the "Company" shall mean BRE Properties, Inc., excluding, unless otherwise expressly stated or the context shall otherwise require, its subsidiaries.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company. Each Indenture will provide that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the applicable Indenture. The terms of any Debt Securities within any series may differ from the terms of any other Debt Securities in such series. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series. (See
Section 301 of the forms of Indenture.) Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series.

    Reference is made to each Prospectus Supplement for the specific terms of the series of Debt Securities being offered thereby, including:

        (1) The title of such Debt Securities and whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities;

        (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

        (3) If other than 100% of the principal amount thereof, the portion of the principal amount of such Debt Securities payable upon declaration of acceleration of the maturity thereof or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or other equity securities of the Company, or the method by which any such portion shall be determined;

        (4) If such Debt Securities are convertible, any limitation on the ownership or transferability of the Common Shares or other equity securities of the Company into which such Debt Securities are convertible in connection with the preservation of the Company's status as a REIT;

        (5) The date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

        (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

        (7) The date or dates, or the method for determining the date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest, shall be calculated if other than that of a 360-day year of twelve 30-day months;

        (8) The place or places where (i) the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for conversion (if applicable) or registration of transfer or exchange, and (iii) notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

        (9) The period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

        (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

        (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

        (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

        (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

        (14) Whether such Debt Securities will be issued in certificated or book-entry form;

        (15) Whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

        (16) The applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture;

        (17) The terms, if any, upon which such Debt Securities may be convertible into Common Shares or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

        (18) The circumstances, if any, under which the Company will pay Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

        (19) Any other terms of such Debt Securities.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as hereinafter set forth under the captions "Certain Covenants--Aggregate Debt Test," "--Maintenance of Total Unencumbered Assets," "--Debt Service Test" and "--Secured Debt Test," which relate solely to the Senior Indenture and the Senior Debt Securities issued thereunder, neither Indenture will contain any provision that would limit the ability of the Company to incur indebtedness or that will afford Holders of Debt Securities protection in a highly leveraged or similar action involving the Company or in the event of a change of control of the Company. However, certain restrictions on ownership and transfers of the Company's Common Shares and the Company's other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Shares."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the registered Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000. (See Section 302 of the forms of Indenture.)

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest, if any, on any series of Debt Securities will be payable at the office or agency maintained by the Company for such purpose; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by transfer of funds to such Person at an account maintained within the United States. (See Sections 301, 305, 306, 307 and 1002 of the forms of Indenture.)

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture. (See Section 307 of the forms of Indenture.)

    Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the office or agency maintained by the Company for such purpose. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion (if applicable) or registration of transfer thereof at the office or agency maintained by the Company for such purpose. Every Debt Security surrendered for conversion (if applicable), registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (See Section 305 of the forms of Indenture.) If the applicable Prospectus Supplement refers to any transfer agent initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (See Section 1002 of the forms of Indenture.)

    Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series if such Debt Securities may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if such Debt Securities are issuable only in registered form, the day of the mailing of the relevant notice of redemption or (B) if such Debt Securities are issuable in bearer form, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable in registered form and there is no publication, the day of the mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security in registered form, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; (iii) to exchange any Debt Security in bearer form so selected for redemption except in exchange for a Debt Security in registered form which is simultaneously surrendered for redemption; or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid. (See Section 305 of the forms of Indenture.)

MERGER, CONSOLIDATION OR SALE

    Each Indenture will provide that the Company will not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of its assets to, or merge with or into, any other Person unless (i) either the Company shall be the continuing corporation, or the successor Person (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture delivered to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all of the outstanding Debt

Securities issued under such Indenture and the due and punctual performance and observance of all of the other covenants and conditions contained in such outstanding Debt Securities and such Indenture; (ii) immediately after giving effect to such transaction and treating any Debt (including Acquired Debt) which becomes an obligation of the Company or any of its Subsidiaries as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion concerning such conditions shall be delivered to the relevant Trustee. In the event that the Company is not the continuing corporation, then, for purposes of clause (ii) of the preceding sentence, the successor corporation shall be deemed to be the "Company" referred to in such clause (ii). (See Sections 801 and 803 of the forms of Indenture).

    Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the relevant Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under such Indenture and the Debt Securities.

CERTAIN COVENANTS

    The Senior Indenture will contain the following covenants:

    AGGREGATE DEBT TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles) is greater than 60% of the sum of (without duplication)
(i) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles.

    DEBT SERVICE TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds therefrom (including to repay or retire other Debt) had occurred, on the first day of such period, (ii) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period) and (iii) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Company's Board of Directors) in excess of $1 million, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

    SECURED DEBT TEST. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired
Debt) secured by any Lien on any property or assets of the Company or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with generally accepted accounting principles) of all outstanding Debt of the Company and its Subsidiaries which is secured by any Lien on any property or assets of the Company or any of its Subsidiaries is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles.

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Company will, and will cause its Subsidiaries to, have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

    The Subordinated Indenture will not contain any of the covenants described above and will not contain any other limitation on the amount of Debt of any kind which the Company or its Subsidiaries may incur. Neither Indenture will limit the amount of dividends or other distributions which the Company may pay to its shareholders.

    Each Indenture will contain the following covenants:

    EXISTENCE. Except as permitted under the provisions of such Indenture described in "Merger, Consolidation or Sale" the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities outstanding under the relevant Indenture.

    MAINTENANCE OF PROPERTIES. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Company and its Subsidiaries will not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of business.

    INSURANCE. Each Indenture will require the Company to, and to cause each of its Subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary, provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, for so long as any Debt Securities are outstanding, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been so required so to file such documents. The Company will also in any event (x) within 15 days after each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the relevant Security Register, without cost to such Holders, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder of Debt Securities under the relevant Indenture.

    DEFINITIONS.  As used herein,

    "Acquired Debt" means Debt of a Person (i) existing at the time such Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or (ii) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or the date of the related acquisition, as the case may be.

    "Annual Debt Service Charge" means, for any period, the interest expense of the Company and its Subsidiaries for such period (including, without duplication, (i) all amortization of debt discount, (ii) all accrued interest,
(iii) all capitalized interest, and (iv) the interest component of capitalized lease obligations), determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Company and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for (without duplication) (i) interest expense on Debt, (ii) provision for taxes based on income, (iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on sales or other dispositions of properties and other investments, (v) property depreciation and amortization,
(vi) the effect of any non-cash items resulting from a change in accounting principles in determining Consolidated Net Income, and (vii) amortization of deferred charges, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period, excluding (without duplication) (i) extraordinary items and (ii) the portion of net income (but not losses) of the Company and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value (determined in good faith by the board of directors of such Person or, in the case of the Company or a Subsidiary, by the Company's Board of Directors) of the property subject to such Lien, (iii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or (iv) any lease of property by such Person as lessee which is required to be reflected on such Person's balance sheet as a capitalized lease in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof).

    "Executive Group" means, collectively, those individuals holding the offices of Chairman, Vice Chairman, President, Chief Executive Officer, Chief Operating Officer or any Vice President of the Company.

    "Lien" means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind.

    "Subsidiary" means (i) a corporation, partnership, joint venture, limited liability company or other Person the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company and/or any other Subsidiary or Subsidiaries, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company, any other Subsidiary or Subsidiaries, and/or one or more individuals of the Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representatives(s), or such individuals' successors in office as an officer of the Company), and (ii) any Person the accounts of which are consolidated with the accounts of the Company.

    "Total Assets" means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Total Unencumbered Assets" means the sum of (without duplication)
(i) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt and (ii) all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Undepreciated Real Estate Assets" means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Unsecured Debt" means Debt of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any interest on or any Additional Amounts payable in respect of any Debt Security of such series; (ii) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant or warranty included in such Indenture solely for the benefit of a series of Debt Securities other than such series), continued for 60 days after written notice as provided in such Indenture; (v) default under any bond, note, debenture or other evidence of indebtedness of the Company or any of its Subsidiaries or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or any of its Subsidiaries which results in the acceleration of such indebtedness in an aggregate principal amount exceeding $20,000,000 or which constitutes a failure to pay at maturity or other scheduled payment date (after expiration of any applicable grace period) such indebtedness in an aggregate principal amount exceeding $20,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities of such series; (vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company or of any Significant Subsidiary; and (vii) any other Event of Default provided with respect to that series of Debt Securities. (See Section 501 of the forms of Indenture.) The term "Significant Subsidiary" means any Subsidiary which is a significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act as in effect on January 1, 1996) of the Company.

    If an Event of Default under any Indenture with respect to Debt Securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, the Holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series (other than amounts which have become due and payable as a result of such acceleration), plus certain fees, expenses, disbursements and advances of such Trustee and (ii) all Events of Default (other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest) with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. (See Section 502 of the forms of Indenture.) The Indentures will also provide that the Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (See Section 513 of the forms of Indenture.)

    The Indentures will require each Trustee to give notice to the Holders of Debt Securities issued thereunder within 90 days of a default under the applicable Indenture known to such Trustee, unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the

Holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a Responsible Officer of such Trustee determines such withholding to be in the interest of such Holders. (See Section 601 of the forms of Indenture.)

    The Indentures will provide that no Holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. (See Section 507 of the forms of Indenture.) This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest, if any, on such Debt Securities held by that Holder at the respective due dates thereof. (See Section 508 of the forms of Indenture.)

    The Indentures will provide that, subject to provisions to each Indenture relating to its duties in case of default, a Trustee thereunder is under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. (See Section 602 of the forms of Indenture.) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein. (See Section 512 of the forms of Indenture.)

    Within 120 days after the close of each fiscal year, the Company must deliver to the relevant Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any noncompliance under the applicable Indenture and, if so, specifying such noncompliance and the nature and status thereof. (See
Section 1014 of the form of Senior Indenture and Section 1011 of the form of Subordinated Indenture.)

MODIFICATION OF THE FORMS OF INDENTURE

    Modifications and amendments of an Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities of each series issued thereunder which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest, if any, (or premium, if any) on, any such Debt Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any amount of premium payable on any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of the Holder of any such Debt Security to repayment of such Debt Security at such Holder's option,
(iii) change the Place of Payment, or the coin or currency, for payment of principal of (or premium, if any) or interest, if any, on any such Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture with respect to such Debt Securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture, (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security, or
(vii) make any change that adversely affects the right, if any, to convert or exchange any Debt Security for equity securities of the Company or other securities or property in accordance with the terms of any such Debt Security. (See Section 902 of the forms of Indenture.)

    Each Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Debt Securities of any series issued thereunder have the right to waive compliance by the Company with certain covenants in the Indenture applicable to such series, including those described in the section of this Prospectus captioned "Description of Debt Securities--Certain Covenants." (See Section 1013 of the form of Senior Indenture and Section 1011 of the form of Subordinated Indenture.)

    Modifications and amendments of an Indenture may be made by the Company and the applicable Trustee without the consent of any Holder of Debt Securities issued thereunder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issued thereunder; (iv) to add or change any provisions of such Indenture to facilitate the issuance of Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of such Debt Securities of any series in any material respect; (v) to change or eliminate any provision of such Indenture, provided that no such change or elimination shall become effective with respect to the Outstanding Debt Securities of any series issued thereunder which were first issued prior to the date of such change or elimination and which are entitled to the benefit of such provision; (vi) to secure the Debt Securities issued thereunder; (vii) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company;
(viii) to provide for the acceptance of appointment by a successor Trustee or to facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture or to make any other provisions with respect to matters or questions arising thereunder, provided that such action shall not adversely affect the interests of Holders of Outstanding Debt Securities of any series issued thereunder in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issued thereunder in any material respect. (See Section 901 of the forms of Indenture.)

    The Indentures will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of such Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof,
(ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in
(i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt

Securities or any Affiliate of the Company or of such other obligor shall be disregarded. (See Section 101 of the forms of Indenture.)

    The Indentures will contain provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder. (See Section 1501 of the forms of Indenture.) A meeting may be called at any time by the applicable Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. (See Section 1502 of the forms of Indenture.) Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of such Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less or more than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage, which is less or more than a majority, in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum. (See
Section 1504 of the forms of Indenture.)

    Notwithstanding the provisions described above, the Indentures will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or by the Holders of a specified percentage in principal amount of the Outstanding Debt Securities of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (See Section 1504 of the forms of Indenture.)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, upon request of the Company any Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified in such Company request (except as to certain limited provisions of such Indenture which shall survive) when either (i) all Debt Securities of such series have been delivered to the Trustee for cancellation (subject to certain exceptions) or
(ii) all Debt Securities of such series have become due and payable or will become due and payable within one year (or, if redeemable, are scheduled for redemption within one year) and the Company has irrevocably deposited with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    Each Indenture provides that, unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities issued thereunder either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except, among other things, for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (see Section 1402 of the forms of Indenture) or (ii) to be released from its obligations with respect to such Debt Securities under the applicable covenants described above under the caption "Certain Covenants" (except that the Company shall remain subject to the covenant to preserve and keep in full force and effect its corporate existence, except as permitted under the provisions described under "Merger, Consolidation or Sale") and, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenants applicable to the Debt Securities of such series, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (see Section 1403 of the forms of Indenture), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity or, if applicable, upon redemption, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

    Such a trust may only be established if, among other things, (i) the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture; (ii) if the cash and Government Obligations deposited are sufficient to pay the outstanding Debt Securities of such series provided such Debt Securities are redeemed on a particular redemption date, the Company shall have given the applicable Trustee irrevocable instructions to redeem such Debt Securities on such date; and (iii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series shall have occurred and shall be continuing on the date of, or, solely in the case of Events of Default described in clause (vi) of the first paragraph under "--Events of Default, Notice and Waiver" above, during the period ending on the 91st day after the date of, such deposit into trust. (See Section 1404 of the forms of Indenture.)

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (See Section 101 of the forms of Indenture.)

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the Holder of a Debt Security of such series is entitled to, and does, elect to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as it becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event. (See Section 1405 of the forms of Indenture.) "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that are payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to the Debt Securities of any series and such Debt Securities are declared due and payable because of the occurrence of any Event of Default (other than an Event of Default with respect to any covenant as to which there has been covenant defeasance), the amount of monies and Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity or at the time of the acceleration resulting from such Event of Default. In any such event, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

RANKING OF DEBT SECURITIES

    The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. See "Subordination of Subordinated Securities."

    The Debt Securities are obligations exclusively of the Company. Because a significant portion of the operations of the Company is conducted through its subsidiaries, including the Operating Company, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are partially dependent on the earnings of such subsidiaries and the Debt Securities will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of such subsidiaries. See "Risk Factors--Ranking of Securities." Although the Senior Indentures will, if any Senior Securities

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
are issued, impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries will retain the ability to incur substantial additional indebtedness.

SUBORDINATION OF SUBORDINATED SECURITIES

    The payment of the principal of (and premium, if any) and interest, if any, on the Subordinated Debt Securities will be subordinated as set forth in the Subordinated Indenture in right of payment to the prior payment of all Senior Indebtedness of the Company whether outstanding on the date of the Subordinated Indenture or thereafter incurred. (See Section 1701 of the Subordinated Indenture.)

    "Senior Indebtedness" is defined in the Subordinated Indenture to mean
(i) the principal of (and premium, if any) and unpaid interest, if any, on indebtedness for money borrowed or evidenced by a bond, note, debenture or similar instrument, (ii) purchase money and similar obligations,
(iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, indebtedness and obligations of others of the types referred to in clauses (i) through (iii) above, (v) renewals, extensions and refunding of any such indebtedness or obligations, (vi) interest in respect of any such indebtedness or obligations accruing after the commencement of any insolvency or bankruptcy proceedings and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to all other indebtedness of the Company or is not senior in right of payment to the Subordinated Debt Securities or ranks PARI PASSU with or subordinate to the Subordinated Debt Securities in right of payment. At December 31, 1997, the Company had approximately $309,000,000 of Senior Debt outstanding. There are no restrictions in the Subordinated Indenture upon the incurrence of additional Senior Indebtedness.

    The Subordinated Indenture will provide that, in the event (i) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture (described above under "Merger, Consolidation or Sale") or (ii) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (iii) that the principal of the Subordinated Debt Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the form of Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the form of Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said Section 502, then:

        (1) in a circumstance described in the foregoing clause (i) or (ii), the holders of all Senior Indebtedness, and in the circumstance described in the foregoing clause (iii), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Debt Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal (premium, if any), interest and Additional Amounts, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Debt Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest, if any, on or any Additional Amount in respect of the indebtedness evidenced by the Subordinated Debt Securities;

        (2) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated debt securities of the Company issued in a reorganization or readjustment), to which the Holder of any of the Subordinated Debt Securities would be entitled except for the subordination provisions of Article Seventeen of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clause (1) above), or on their behalf, ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clause (1) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Debt Securities; and

        (3) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Debt Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness.

    By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Debt Securities.

CONVERTIBLE DEBT SECURITIES

    If set forth in the applicable Prospectus Supplement, Debt Securities of any series may be convertible into Common Shares or other securities of the Company ("Convertible Debt Securities") on the terms and subject to the conditions set forth in such Prospectus Supplement.

    The applicable Prospectus Supplement may set forth limitations on the ownership or conversion of Convertible Debt Securities intended to protect the Company's status as a REIT for federal income tax purposes.

    Reference is made to the sections captioned "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares" for a general description of securities which may be issued upon the conversion of Convertible Debt Securities, including a description of certain restrictions on the ownership of the Common Shares and the Preferred Shares.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in any authorized denomination and will be issued in registered or bearer form.

    The Company anticipates that any Global Securities will be deposited with, or on behalf of DTC, and that such Global Securities will be registered in the name of Cede & Co., DTC's nominee. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

    Unless otherwise specified in the applicable Prospectus Supplement, each Global Security of any series will be exchangeable for certificated Debt Securities of the same series only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for certificated Debt Securities or
(iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Debt Securities of such series and beneficial owners representing a majority in aggregate principal amount of such Debt Securities represented by Global Securities advise DTC to cease acting as depository. Upon any such exchange, owners of a beneficial interest in the Global Security or Securities will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by DTC's relevant Participants (as identified by DTC) to the applicable Trustee. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

    The following is based on information furnished to the Company:

    DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million (or such other amount as shall be permitted by DTC from time to time) of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except under the circumstances described above.

    To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Principal payments, premium payments, if any, and interest payments, if any, on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and are the responsibility of such Direct and Indirect Participants and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest, if any, to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities of a series represented by Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    To the extent that any Debt Securities provide for repayment or repurchase at the option of the Holders thereof, a Beneficial Owner shall give notice of any option to elect to have its interest in the Global Security repaid by the Company, through its Participant, to the applicable Trustee, and shall effect delivery of such interest in a Global Security by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such interest, on DTC's records, to such Trustee. The requirement for physical delivery of Debt Securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Debt Securities are transferred by Direct Participants on DTC's records.

    DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered as described above.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered as described above.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    None of the Company, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

                        DESCRIPTION OF PREFERRED SHARES

    The following description of Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate, does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles") and by the provisions of the form of articles supplementary pursuant to which the terms of the Preferred Shares of any series will be established, which have been or will be included or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are or will be available as described above under "Available Information." Certain other specific terms will be described in the applicable Prospectus Supplement. The terms of the Preferred Shares offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

GENERAL

    Under the Articles, the Board of Directors has the authority to issue up to 10,000,000 Preferred Shares, $0.01 par value per share. No Preferred Shares were outstanding as of the date of this Prospectus. Preferred Shares may be issued from time to time in one or more series, as authorized by the Board of Directors of the Company and without any action or approval of shareholders of the Company. Prior to the issuance of shares of such series, the Board of Directors is required by the Maryland General Corporation Law and the Articles to fix for each series, subject to the provisions of the Articles, the terms, rights, restrictions and qualifications, including any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Shares offered in any Prospectus Supplement will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    The issuance of Preferred Shares, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Shares and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company.

TERMS

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

        (1) The class, series and title of such Preferred Shares;

        (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

        (3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares, and whether dividends will be cumulative or non-cumulative;

        (4) The date from which dividends on such Preferred Shares shall accrue, if applicable;

        (5) The procedures for any auction or remarketing of such Preferred Shares;

        (6) The provision for any sinking fund for such Preferred Shares;

        (7) The provision for redemption, if applicable, of such Preferred
    Shares;

        (8) Any listing of such Preferred Shares on any securities exchange;

        (9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

        (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

        (11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

        (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

        (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

        (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Shares of any series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company which the terms of such Preferred Shares specifically provide rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement.

Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of capital stock ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Shares, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up and except for the redemption of capital stock of the Company pursuant to the provision of its Articles allowing it to redeem shares of its capital stock to preserve its status as a REIT for federal income tax purposes).

    Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Shares may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(ii) if a series of Preferred Shares does not have a cumulative dividend, full dividends on all shares of the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Shares shall be redeemed unless all outstanding shares of Preferred Shares of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the redemption of Preferred Shares of such series pursuant to the provisions of the Articles of the Company allowing it to redeem shares of its capital stock to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation, dissolution and winding up); PROVIDED, HOWEVER, that the foregoing shall not prevent the redemption of shares of Preferred Shares of such series pursuant to the provisions of the Articles of the Company allowing it to redeem shares of its capital stock to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such series.

    If fewer than all of the outstanding shares of Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares), or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital stock of the Company ranking junior to the Preferred Shares of any series in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Shares shall be entitled to receive, out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which, in the case of Preferred Shares for which dividends are noncumulative, shall not include any accumulation in respect of unpaid dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Shares of any series and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such Preferred Shares in the distribution of assets, then the holders of such Preferred Shares and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Shares of any series, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Shares, so long as any shares of Preferred Shares of such series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles or the designating amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof, PROVIDED, HOWEVER, that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares or any other class or series of capital stock of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares or any other class or series of capital stock of the Company into which the shares of Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

RESTRICTIONS ON OWNERSHIP

    The Preferred Shares are subject to certain restrictions on transfer, and are subject to redemption (at redemption prices to be specified in the applicable Prospectus Supplement) at the option of the Company, to the extent the Board of Directors deems necessary to permit the Company to comply with the REIT provisions of the Code. See "Restrictions on Transfers of Capital Stock; Redemption." In addition, the applicable Prospectus Supplement may set forth additional restrictions on transfer and related provisions applicable to the Preferred Shares offered thereby intended to permit the Company to comply with such provisions.

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (such depositary or its successor, the "Preferred Shares Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. The following description of certain terms of any Deposit Agreement and the related Depositary Shares and Depositary Receipts does not purport to be complete, and is qualified in its entirety by reference to the form of Deposit Agreement (including the form of Depositary Receipt) which has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is or will be available as described below under "Available Information."

    The terms of the Depositary Shares offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received with respect to the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

    In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holder thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (or, with respect to Preferred Shares as to which dividends are non-cumulative, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot or in such other manner as the Preferred Share Depositary deems equitable.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.

LIQUIDATION PREFERENCE

    In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the applicable fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

    The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) holders of a majority of the outstanding Depositary Receipts issued thereunder consent to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

    Neither the Preferred Shares Depositary nor the Company will be liable if, by law or any circumstances beyond its control, it is prevented from or delayed in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless reasonably satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

    If the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                      DESCRIPTION OF COMMON STOCK WARRANTS

    The Company may issue Common Stock Warrants for the purchase of Common Shares. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The following description of certain terms of any Common Stock Warrants and the related Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Warrant Agreement (including the form of Common Stock Warrant) which has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and which is or will be available as described under "Available Information."

    The terms of the Common Stock Warrants offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which such Prospectus Supplement is being delivered, including, where applicable, the following: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants;
(iii) the price or prices at which such Common Stock Warrants will be issued;
(iv) the number of Common Shares purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Company Offered Security; (vi) whether such Common

Stock Warrants will be attached to any other Offered Securities and the date, if any, on and after which such Common Stock Warrants and the related Offered Securities will be separately transferable; (vii) the price at which each Common Share purchasable upon exercise of such Common Stock Warrants may be purchased;
(viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; and (xi) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

    Reference is made to the section captioned "Description of Common Shares" for a general description of the Common Shares to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Shares. Common Shares that may be acquired upon the exercise of Common Stock Warrants directly or constructively held by an investor will be deemed by the Company to be outstanding (i) at the time of acquisition of the Common Stock Warrants, and (ii) prior to the exercise of the Common Stock Warrants, for purposes of determining the percentage ownership of Common Shares held by such investor.

                          DESCRIPTION OF COMMON SHARES

GENERAL

    The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of Common Stock Warrants issued by the Company. The statements below describing the Common Shares, the Rights (as defined below) and the Rights Agreement (as defined below) do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, the Bylaws and the Rights Agreement dated as of August 14, 1989 (the "Rights Agreement") between the Company and Chase Mellon Shareholder Services L.L.C. ("Chase Mellon") (formerly Chemical Trust Company of California), as successor rights agent, as supplemented, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are available as described above under "Available Information."

    The Articles authorize the issuance of up to 100,000,000 Common Shares, $0.01 par value. As of December 31, 1997, there were 41,738,704 Common Shares issued and outstanding. In addition, as of December 31, 1997, there were 2,800,900 Common Shares reserved for issuance upon the exercise of options under the Company's stock option plans and 1,383,801 Common Shares were reserved for issuance under the Company's Dividend Reinvestment Plan. As of December 31, 1997, there were 3,452,181 shares of Common Shares reserved for issuance upon exchange of the units in the Operating Company and the units of a certain other subsidiary of the Company which were issued or may be issued in connection with the TCR-West Transaction. The Common Shares are listed on the New York Stock Exchange under the symbol "BRE." Chase Mellon is the transfer agent and registrar of the Common Shares.

    Holders of Common Shares are entitled to receive dividends ratably, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, subject to any preferential rights of any outstanding Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share ratably in any assets of the Company available for distribution to shareholders after payment of or provision for all liabilities of the Company and any amounts owing in respect of any outstanding Preferred Shares. The Common Shares offered in any Prospectus Supplement will not have preemptive or conversion rights.

    Holders of Common Shares are entitled to one vote for each share held on all matters submitted to a vote of the holders of Common Shares and, except as otherwise required by law or as provided by the express provisions of any series of Preferred Shares, the holders of the Common Shares will exclusively possess all voting power of the shareholders of the Company. Holders of Common Shares do not have cumulative voting rights in the election of directors.

    As described above under "Description of Preferred Shares," the Board of Directors may, without the approval of the shareholders of the Company, from time to time authorize the issuance of one or more series of Preferred Shares with such rights, restrictions and other terms as may be determined by the Board of Directors. The issuance of Preferred Shares, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of Common Shares and, under certain circumstances, could make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing an attempted takeover of the Company.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

    Several provisions of the Articles and Bylaws may have the effect of deterring a takeover of the Company. These provisions include (i) the requirement that 70% of the outstanding shares of voting stock approve certain mergers, sales of assets or other business combinations with shareholders owning 10% or more of then outstanding voting shares, unless the transaction is recommended by a majority of the disinterested directors or meets certain fair price criteria, (ii) a requirement that directors of the Company may be removed by the shareholders only for "cause" and that vacancies in the Board of Directors may be filled only by action of the remaining directors, (iii) the requirement that 70% of the outstanding shares of voting stock approve amendments to certain provisions of the Articles, (iv) the classification of the Company's Board of Directors into three classes serving staggered three-year terms, (v) a prohibition on certain stock repurchases by the Company from a holder of 5% or more of the outstanding voting shares for a price exceeding fair market value unless certain conditions are met, and (vi) a requirement that shareholder action without a meeting be taken by unanimous written consent.

    Maryland law imposes certain restrictions on business combinations with a greater than ten percent shareholder unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

    Maryland law eliminates the voting rights of any shares of voting stock held by a person to the extent such shares exceed 20% of the outstanding voting stock of the company, and permits a company to redeem any such shares at the fair value of the stock, unless a company's charter states that it has elected not to be governed by such provisions. The Company has made such an election in the Articles and therefore is not subject to such provisions.

SHAREHOLDER RIGHTS PLAN

    On August 14, 1989, the Company's Board of Directors declared a dividend distribution to shareholders of record on September 7, 1989 of one common share purchase right (a "Right") for each outstanding Common Share. Each Right entitled the holder to purchase from the Company one Common Share at a cash purchase price of $90.00 per share, subject to adjustment. Following the Company's stock dividend of one Common Share for each Common Share outstanding in June 1996, such cash purchase price was adjusted to $45.00 per share, subject to adjustment. The terms of the Rights are set forth in the Rights Agreement. The Rights are not exercisable until the Distribution Date referred to below and will expire at the close of business on September 7, 1999, unless earlier redeemed by the Company as described below (the "Final Expiration Date").

    Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be issued with newly issued Common Shares and
(ii) the Rights will be evidenced by the Common Share

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certificates and the transfer of Common Share certificates will also constitute the transfer of the Rights associated with such Common Shares. As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date.

    The Rights will separate from the Common Shares and a Distribution Date (as defined in the Rights Agreement) will occur, in general, upon the earlier of
(i) 10 days following a public announcement that a person (an "Acquiring Person") has acquired 32% or more of the outstanding Common Shares (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender or exchange offer for 40% or more of the outstanding Common Shares or (iii) 10 business days after the Board of Directors determines that a person has become an "Adverse Person" (as defined in the Rights Agreement).

    In the event that, among other things, (i) the Company survives a merger or business combination with an Acquiring Person or an Adverse Person without any exchange of its outstanding Common Shares for other securities, cash or property, (ii) any person becomes the owner of 40% or more of the then outstanding Common Shares, (iii) an Acquiring Person or an Adverse Person engages in one of a number of self-dealing transactions set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person or an Adverse Person, an event occurs which results in such person's ownership interest being increased by more than 1%, each Right will entitle the holder to receive, upon exercise, Common Shares having a value equal to two times the exercise price of the Right. In the event that, at any time following the Stock Acquisition Date or the date on which the Board of Directors determines that a person is an Adverse Person, (i) the Company is acquired in a merger or other business combination, (ii) the Company survives a merger or business combination in which Common Shares are exchanged for other securities, cash or property or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each Right will entitle the holder to receive, upon exercise, common shares of the acquiring person having a value equal to two times the exercise price of the Right.

    In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time until ten days following the earlier of the Stock Acquisition Date, the date on which a person is determined to be an Adverse Person or the Final Expiration Date.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights by the Board of Directors or on the acquisition by such person or group of a substantial number of Rights.

             RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; REDEMPTION

    The Articles provide that any shareholder must, upon demand, disclose to the Board of Directors of the Company in writing such information with respect to its direct and indirect ownership of the shares of the Company's stock as the Board of Directors deems necessary to permit the Company to comply (or to verify compliance) with the REIT provisions of the Code, and the regulations promulgated thereunder or the requirements of any other taxing authority. The Articles further provide that, if the Board of Directors in good faith determines that direct or indirect ownership of shares of the Company's stock has or may become concentrated to an extent that would prevent the Company from qualifying as a REIT (See "Federal Income Tax Considerations"), the Board of Directors is authorized to prevent the transfer of stock or to call for redemption (by lot or by other means affecting one or more shareholders selected in the sole discretion of the Board of Directors) of a number of shares of stock sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of the Company's stock into conformity with the requirements for maintaining REIT status. If Common Shares are called for redemption, the redemption price shall be (i) the last reported sale price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which the shares are listed or admitted to trading, (ii) if the shares are not so listed or admitted to trading but are reported in the Nasdaq system, the last sale price on the last business day prior to the redemption date, or if there is no sale on such day then at the last bid price on such day as reported in the Nasdaq National Market, (iii) if the shares are not so reported or listed or admitted to trading, the mean between the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected by the Board of Directors for such purpose, or
(iv) if not determined by the foregoing methods, as determined in good faith by the Board of Directors. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of stock so called for redemption will cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the redemption price without interest.

    The Bylaws provide that, whenever it is determined by the Board of Directors to be reasonably necessary to protect the REIT tax status of the Company, the Board of Directors may require a statement or affidavit from each holder or proposed transferee of shares of stock setting forth the number of shares already owned by such holder or transferee or any related person. The Bylaws further provide that if, in the opinion of the Board of Directors, which will be conclusive upon any proposed transferor or transferee of shares, any proposed transfer would jeopardize the status of the Company as a REIT under the Code, the Board of Directors may refuse to permit such transfer; that any attempt to transfer as to which the Board of Directors has refused its permission will be void and of no effect to transfer any legal or beneficial interest in the shares; and that all contracts for the sale or other transfer of shares are subject to these restrictions.

    These provisions may have the effect of preventing acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material federal income tax considerations to the Company and its security holders relating to the Offered Securities and the treatment of the Company as a REIT. It is not intended to represent a detailed description of the federal income tax consequences applicable to a particular security holder of the Company in view of a security holder's particular circumstances, or to certain types of security holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

    EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    Effective as of its formation on May 22, 1970, the Company elected to be taxed as a real estate investment trust under Code Sections 856 through 860. The Company believes that it is organized and is operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

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
    In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and representations, the Company was reorganized in Delaware in 1987 in conformity with the requirements for qualification as a "real estate investment trust" under the Code, the Company has qualified as a REIT for its fiscal year ended July 31, 1995, its short taxable year ended December 31, 1995 and its taxable year ended December 31, 1996 (the years, to the best knowledge of counsel, that are still subject to audit by the Internal Revenue Service), it is anticipated that the Company will qualify as a REIT for its taxable year ended December 31, 1997, and the Company is organized and operates in a manner that will enable it to qualify to be taxed as a REIT under the Code for its taxable year ending December 31, 1998 and thereafter provided the Company continues to meet the asset composition, source of income, shareholder diversification, distributions, record keeping, and other requirements of the Code necessary for the Company to qualify as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties as set forth and incorporated by reference in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code discussed below the results of which will not be reviewed by Paul, Hastings, Janofsky & Walker LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "Failure to Qualify."

TAXATION OF THE COMPANY

    A REIT, such as the Company, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of (i) the fair market value of such asset as of the beginning of such period over (ii) the Company's adjusted basis in such asset as of the beginning of such period will be subject to tax at the highest regular corporate tax rate.

REQUIREMENTS FOR QUALIFICATION

    A REIT is defined in the Code as a corporation, trust or association:
(i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions
(i) through (iv) above must be met during the entire taxable year and condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

    With respect to its taxable years ending before January 1, 1998, in order to maintain its election to be taxed as a REIT, the Company must also maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its stock. The Company believes that it has complied and will comply with these requirements.

    In the case of a REIT that is a partner in a partnership or a member in a limited liability company ("LLC"), the REIT Provisions provide that the REIT is deemed to own its proportionate share of the assets of the partnership or LLC based on the REIT's capital interest in the partnership or LLC and is deemed to be entitled to the income of the partnership or LLC attributable to such proportionate share (unless specifically stated otherwise or the context otherwise requires, the discussion under this section "Federal Income Tax Considerations" relating to partnerships and the partners thereof also applies to LLCs and the members thereof). In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and the asset tests, described below. Similar treatment applies with respect to lower-tier partnerships which the REIT indirectly owns through its interests in higher-tier partnerships. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Company and the other partnerships and limited liability companies in which the Company owns a direct or indirect interest (collectively, the "Subsidiary Entities"), will be treated as assets, liabilities and items of income of the Company for purposes of applying the gross income tests and the asset tests described below, provided that the Operating Company and the Subsidiary Entities are treated as partnerships for federal income tax purposes. See "Federal Income Tax Aspects of the Operating Company and the Subsidiary Entities" below.

INCOME TESTS

    In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, for the Company's taxable years beginning prior to January 1, 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

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
    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, a REIT may provide services to its tenants and the income will qualify as "rents from real property" only if the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax-exempt organization ("Prohibited Services") must be provided by an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. Payments received by a REIT for services furnished (whether or not rendered by an independent contractor) that are not customarily provided to tenants in properties of a similar class in the geographic market in which the REIT's property is located will not qualify as "rents from real property." For the Company's taxable years beginning on or after January 1, 1998, the provision of Prohibited Services by the Company in connection with a lease of real property will not cause the rent to fail to qualify as "rents from real property" unless the amount treated as received for the Prohibited Services exceeds 1% of all amounts received or accrued during the taxable year directly or indirectly by the Company with respect to such property. The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), and the Company does not and will not rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases, but such services should not be considered Prohibited Services.

    To the extent that the performance of any services provided by the Company would cause amounts received from its tenants to be excluded from "rents from real property," the Company intends to hire independent contractors from whom the Company will derive no revenue in connection with such services.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    For the Company's taxable years beginning prior to January 1, 1998, any gross income derived from a prohibited transaction will be taken into account in applying the 30% income test necessary to qualify as a REIT. The net income from a prohibited transaction is subject to a 100% tax. The Company believes that no asset directly or indirectly owned by it is held for sale to customers and that the sale of any such property will not be in the ordinary course of business of the Company, the Operating Company or the Subsidiary Entities.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was attributable to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not attributable to fraud with intent to evade tax. It is not possible, however, to determine whether, in all circumstances, the Company

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
would be entitled to the benefit of those relief provisions. As discussed above in "--General," even if those relief provisions apply, a tax would be imposed with respect to excess net income.

THIRD PARTY MANAGEMENT INCOME

    In connection with the TCR-West Transaction, the Company acquired certain management contracts (which were immediately contributed to the Management Company, a newly created "qualified REIT subsidiary," as defined in the Code) whereby, in return for various fees, the Company is obligated to provide management services related to properties that are not owned directly or indirectly by the Company ("Third Party Management Income"). The Third Party Management Income will not qualify under either 75% or 95% gross income test described above. However, the Company does not believe that the receipt of this income will cause the Company to fail to satisfy one or both of the 75% or 95% gross income tests for the current or any future taxable year as this income, along with other non-qualifying income, is expected to represent less than 5% of the Company's gross income in any taxable year.

    Inadvertent failure to satisfy the 75% and 95% gross income tests may not disqualify the Company as a REIT if, as discussed above, certain relief provisions apply. See "--Income Tests."

ASSET TESTS

    At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares in other REITs, cash, cash items, government securities and certain securities attributable to temporary investment of new capital. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, the Company owns stock in certain subsidiaries that are, in the opinion of Paul, Hastings, Janofsky & Walker LLP (based on certain representations by the Company), "qualified REIT subsidiaries" as defined in the Code, and as "qualified REIT subsidiaries," such subsidiaries are not treated as separate corporations for federal income tax purposes. Thus, the Company's ownership of stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed (including for this purpose as amounts distributed, amounts taxed at regular ordinary and capital gains corporate tax rates). The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

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
    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. Corporate shareholders will not be entitled to the "dividends received" deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

    Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

    Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

    If the Company elects to retain, rather than distribute as a capital gain dividend, its net long-term capital gains, the Company would pay tax on such retained net long-term capital gains. In addition, for taxable years of the Company beginning on or after January 1, 1998, to the extent designated by the Company, a taxable domestic shareholder generally would
(i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includible), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such taxable domestic shareholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its shares by the difference between the amount of such includible gains and the tax deemed to have been paid by it, and (v) in the case of a taxable corporate shareholder, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

BACKUP WITHHOLDING

    The Company will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Shareholders."

TAXATION OF PENSION TRUSTS

    For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. Generally, a tax-exempt investor that holds Common Shares as an investment and is exempt from tax on its investment income will not be subject to tax on distributions paid by the Company. However, if such tax-exempt investor is treated as having purchased Common Shares with borrowed funds, some or all of its distributions from the Common Shares will be subject to tax. Amounts distributed by the Company to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent by value of interests in the Company, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF FOREIGN SHAREHOLDERS

    The rules governing United States federal income taxation of nonresident alien individuals or foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt is made herein to provide more than a summary of such rules. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares, including any reporting requirements.

    It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Common Shares by a Non-U.S. Shareholder generally will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or

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business. As the Common Shares are publicly traded, there can be no assurance that the Company will always qualify as a "domestically controlled REIT."

    If the Company ceases to be a "domestically controlled REIT," gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Shares would be subject to United States taxation under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") as a sale of a "United States real property interest" unless the Common Shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange) and the selling Non-U.S. Shareholder held no more than 5% (after applying certain constructive ownership rules) of the Common Shares during the shorter of (i) the period during which the taxpayer held such shares or
(ii) the 5-year period ending on the date of the disposition of such shares. If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a domestic shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporation), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. The 10% withholding tax will not apply if the Common Shares are "regularly traded" in an established securities market.

    Notwithstanding the foregoing, gain from the sale or exchange of Common Shares not otherwise subject to United States taxation will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed below), or
(ii) the Non-U.S. Shareholder is a resident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) ("Non-Capital Distributions") will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable income tax treaty. However, if dividends from the investment in the Common Shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company will withhold United States income tax at the rate of 30% on the gross amount of any Non-Capital Distributions paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. Because the Company will withhold 30% (or lower treaty rate) of all Non-Capital Distributions, to the extent the Company makes distributions in excess of its earnings and profits, generally the amount withheld will exceed a Non-U.S. Shareholder's U.S. tax liability on such

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
distributions and such shareholder can seek a refund from the IRS to the extent the amount withheld on its distributions exceeds its U.S. tax liability.

    Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of FIRPTA. Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's federal tax liability.

    Distributions that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a resident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    On October 6, 1997, the IRS issued final Treasury Regulations concerning the withholding of tax and information reporting for certain amounts paid to non-resident individuals and foreign corporations. These new withholding rules significantly change the current withholding regime. However, in general, these new rules apply only to payments made after December 31, 1998. Prospective purchasers should consult their tax advisors concerning the impact, if any, of these new Treasury Regulations.

FEDERAL INCOME TAX ASPECTS OF THE OPERATING COMPANY AND THE SUBSIDIARY ENTITIES

    As a result of the TCR-West Transaction, a portion of the Company's assets are held indirectly through the Operating Company and the Subsidiary Entities.

    The Operating Company and the Subsidiary Entities involve special tax considerations, including the possibility of a challenge by the IRS of the status of any of such partnerships or LLCs as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. Under recently finalized Treasury Regulations pertaining to entity classification, the Company believes that the Operating Company and Subsidiary Entities will be classified as partnerships for federal income tax purposes. Nevertheless, if any of such partnerships or LLCs were to be treated as a corporation, such entity would be subject to an entity level tax on its income. Such an entity level tax is likely to substantially reduce the amount of cash available for distribution to the Company's shareholders and to holders of Debt Securities. In addition, if the Operating Company or any of the Subsidiary Entities were to be taxable as a corporation, the Company would not qualify as a REIT, which could have a material adverse effect on the Company and its ability to make distributions to shareholders and to pay amounts due on its Debt Securities.

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TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

    Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax-basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Company was formed by way of contributions of property by TCR-West. Consequently, allocations with respect to such contributed property must be made in a manner consistent with Code Section 704(c).

    In general, the Company will be allocated higher amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the property-contributing members and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Company. This will tend to eliminate the Book-Tax Difference over the life of the Operating Company. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Company will cause the Company to be allocated lower depreciation and other deductions, and possible amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Annual Distribution Requirements."

    The Treasury Regulations under Code Section 704(c) allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property. Book-Tax Differences associated with the Operating Company will be allocated pursuant to the "traditional method" as described in the applicable Treasury Regulations. Use of the "traditional method" may result in distributions to Company shareholders being comprised of a greater portion of taxable income rather than a return of capital.

PARTNERSHIP ANTI-ABUSE RULE

    The IRS has published regulations that provide an anti-abuse rule (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"). Under the Anti-Abuse Rule, if a partnership is formed or availed of in connection with a transaction a principal purpose of which is to reduce substantially the present value of the partners, aggregate federal tax liability in a manner that is inconsistent with the intent of the Partnership Provisions, the IRS can recast the transaction for federal tax purposes to achieve tax results that are consistent with the intent of the Partnership Provisions. This analysis is to be made based on all facts and circumstances. The Anti-Abuse Rule states that the intent of the Partnership Provisions incorporates the following requirements: (i) the partnership must be bona fide and each partnership transaction or series of related transactions must be entered into for a substantial business purpose; (ii) the form of each partnership transaction must be respected under substance over form principles; and (iii) with certain exceptions, the tax consequences under the Partnership Provisions to each partner of partnership operations and the transactions between the partner and the partnership must accurately reflect the partner's economic agreement and clearly reflect the partner's income.

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    The Company believes that its indirect ownership of certain assets through its interest in the Operating Company and the Subsidiary Entities is not inconsistent with the intent of the Partnership Provisions and that, therefore, the IRS should not be able to invoke the Anti-Abuse Rule to recast the structure of the Company for federal income tax purposes. However, no assurance can be given that the IRS or a court will concur with such opinion.

    The Anti-Abuse Rule also provides that, unless a provision of the Code or the Treasury Regulations prescribes the treatment of a partnership as an entity, in whole or in part, and that treatment and the ultimate tax results, taking into account all the relevant facts and circumstances, are clearly contemplated by that provision, the IRS can treat a partnership as an aggregate of its partners, in whole or in part, as appropriate to carry out the purpose of any provision of the Code or the Treasury Regulations. Treatment of the Operating Company or any of the Subsidiary Entities, in whole or in part, as an aggregate rather than an entity is unlikely to materially change the federal tax consequences to any partner. In addition, the REIT Provisions generally treat a partnership as an aggregate rather than an entity for purposes of applying the REIT Requirements. Therefore, the Anti-Abuse Rule should not have a material adverse effect on the federal income tax consequences to any partner or on the ability of the Company to qualify as a REIT.

OTHER TAX CONSEQUENCES

    The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents or through dealers or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale or at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters and agents may be deemed to have received compensation from the Company in the form of discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

    Any compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

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
    If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on such future date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Offered Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Offered Securities less the amount thereof covered by Contracts.

    Certain of the underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the Offered Securities as well as certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, San Francisco, California. Brown & Wood LLP, San Francisco, California, will act as counsel for any underwriters or agents.

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                          logo of BRE Properties, Inc.